Exhibit 10-BBj

AMENDMENT NUMBER 16 TO

TRANSFER AND ADMINISTRATION AGREEMENT

AMENDMENT NUMBER 16 TO TRANSFER AND ADMINISTRATION AGREEMENT (this “Amendment”), dated as of August 31, 2011 among TECH DATA CORPORATION, a Florida corporation (“Tech Data”), as collection agent (in such capacity, the “Collection Agent”), TECH DATA FINANCE SPV, INC., a Delaware corporation headquartered in California, as transferor (in such capacity, the “Transferor”), LIBERTY STREET FUNDING CORP., a Delaware corporation, (“Liberty”), FALCON ASSET SECURITIZATION CORPORATION, a Delaware corporation, (“Falcon” and collectively with Atlantic and Liberty, the “Class Conduits”), THE BANK OF NOVA SCOTIA, a banking corporation organized and existing under the laws of Canada, acting through its New York Agency (“Scotia Bank”), as a Liberty Bank Investor and as agent for Liberty and the Liberty Bank Investors (in such capacity, the “Liberty Agent”), JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A.), a national banking association (“JPMorgan Chase”), as a Falcon Bank Investor and as agent for Falcon and the Falcon Bank Investors (in such capacity, the “Falcon Agent”) and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (“Bank of America”), as agent for Liberty, Falcon, the Liberty Bank Investors, and the Falcon Bank Investors (in such capacity, the “Administrative Agent”), and as a SUSI Issuer Bank Investor and Lead Arranger, amending that certain Transfer and Administration Agreement dated as of May 19, 2000, among the Transferor, the Collection Agent, the Class Conduits (as defined thereunder) and the Bank Investors (as amended to the date hereof, the “Original Agreement” and said agreement as amended hereby, the “Agreement”).

WHEREAS, the Transferor has requested that the term of the Original Agreement be extended;

WHEREAS, the Agent, the Class Conduits, the Class Agents and the Bank Investors on the terms and conditions set forth herein, consent to such extension;

WHEREAS, capitalized terms used herein shall have the meanings assigned to such terms in the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. SECTION 1. Amendment to Original Agreement.

(a) The Original Agreement is hereby amended, effective as of the Effective Date, to incorporate the changes set forth in Exhibit A hereto, wherein deletions to the Original Agreement are marked as stricken text and additions are marked as double-underscored text. No exhibits or schedules or the like are attached to Exhibit A hereto.

(b) Exhibit C to the Original Agreement is hereby deleted in its entirety and replaced with Exhibit B hereto.

SECTION 2. Affirmations. All parties hereto agree and acknowledge that with respect to each Bank Investor party hereto, each Bank Investor has a Commitment and such Commitment of such Bank Investor shall be the dollar amount set forth opposite such Bank Investor’s signature on the signature page hereto, which may be different from the Original Agreement.

SECTION 3. Conditions Precedent. This Amendment shall not become effective until the later of (i) August 31, 2011 and (ii) the day on which the Administrative Agent shall have received the following:

(a) A copy of this Amendment executed by each party hereto;

(b) A copy of the Resolutions of the Board of Directors of the Transferor and Tech Data certified by its Secretary approving this Amendment and the other documents to be delivered by the Transferor and Tech Data hereunder;

(c) A Certificate of the Secretary of the Transferor and Tech Data certifying (i) the names and signatures of the officers authorized on its behalf to execute this Amendment and any other documents to be delivered by it hereunder (on which Certificates the Class Conduits, the Class Agents, the Administrative Agent and the Bank Investors may conclusively rely until such time as the Administrative Agent shall receive from the Transferor and Tech Data a revised Certificate meeting the requirements of this clause (b)(i)) and (ii) a copy of the Transferor’s and Tech Data’s By-Laws; and

(d) The Renewal Fee shall have been received by each Class Agent pursuant to the Fee Letter, dated as of August 31, 2011, among the parties hereto.

SECTION 4. Representations and Warranties. The Transferor hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on and as of the date hereof, all of the representations and warranties set forth in Section 3.1 of the Original Agreement. In addition, the Collection Agent hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on the date hereof, all the representations and warranties set forth in Section 3.3 of the Original Agreement.

SECTION 5. Successors and Assigns. This Amendment shall bind, and the benefits hereof shall inure to the parties hereof and their respective successors and permitted assigns;

SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 9. Ratification. Except as expressly affected by the provisions hereof, the Original Agreement as amended by this Amendment shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the Original Agreement as amended by this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

TECH DATA FINANCE SPV, INC., as Transferor

By:	/s/ Charles V. Dannewitz
Name: Charles V. Dannewitz
Title: Senior Vice President and Treasurer

TECH DATA CORPORATION, as Collection Agent

By:	/s/ Charles V. Dannewitz
Name: Charles V. Dannewitz
Title: Senior Vice President and Treasurer

Amendment No. 16 to Transfer and Administration Agreement

LIBERTY STREET FUNDING CORP.

	By:	/s/ Jill A. Russo
Name: Jill A. Russo
Title: Vice President

FALCON ASSET SECURITIZATION CORPORATION

	By:	/s/ Stephanie Lis
Name: Stephanie Lis
Title: Executive Director

Commitment	BANK OF AMERICA, NATIONAL ASSOCIATION, as
$102,000,000	Administrative Agent and as a SUSI Issuer Bank Investor

	By:	/s/ Robert R. Wood
Name: Robert R. Wood
Title: Director

Commitment	THE BANK OF NOVA SCOTIA, as Liberty
$102,000,000	Agent and as a Liberty Bank Investor

	By:	/s/ Christopher Usas
Name: Christopher Usas
Title: Director

Commitment	JPMORGAN CHASE BANK, N.A, as Falcon Agent
$102,000,000	and as a Falcon Bank Investor

	By:	/s/ Stephanie Lis
Name: Stephanie Lis
Title: Executive Director

Amendment No. 16 to Transfer and Administration Agreement

Exhibit A

TRANSFER AND ADMINISTRATION AGREEMENT

TRANSFER AND ADMINISTRATION AGREEMENT (this “Agreement”), dated as of May 19, 2000 among TECH DATA CORPORATION, a Florida corporation (“Tech Data”), as collection agent (in such capacity, the “Collection Agent”), TECH DATA FINANCE SPV, INC., a Delaware corporation headquartered in California, as transferor (in such capacity, the “Transferor”), YC SUSI TRUST, a Delaware statutory trust (“SUSI Issuer” (assignee of RECEIVABLES CAPITAL CORPORATION, a Delaware corporation (“RCC”)), LIBERTY STREET FUNDING CORP., a Delaware corporation, (“Liberty”), FALCON ASSET SECURITIZATION COMPANY LLC, a Delaware limited liability company (formerly known as Falcon Asset Securitization Corporation), (“Falcon” and collectively with SUSI Issuer, and Liberty, the “Class Conduits”), THE BANK OF NOVA SCOTIA, a banking corporation organized and existing under the laws of Canada, acting through its New York Agency (“Scotia Bank”), as a Liberty Bank Investor and as agent for Liberty and the Liberty Bank Investors (in such capacity, the “Liberty Agent”), JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA), a national banking association (“JPMorgan”), as a Falcon Bank Investor and as agent for Falcon and the Falcon Bank Investors (in such capacity, the “Falcon Agent”) and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (“Bank of America”), as agent for SUSI Issuer, Liberty, Falcon, the SUSI Issuer Bank Investors, the Liberty Bank Investors, and the Falcon Bank Investors (in such capacity, the “Administrative Agent”), as an SUSI Issuer Bank Investor, as agent for SUSI Issuer and the SUSI Issuer Bank Investors (in such capacity, the “SUSI Issuer Agent”) and Lead Arranger,

PRELIMINARY STATEMENTS

WHEREAS, Tech Data Finance, Inc., the Collection Agent, Enterprise Funding Corporation, Atlantic, Liberty and Bank of America, Credit Lyonnais and Scotia Bank, as agents and bank investors, have terminated that certain Second Amended and Restated Transfer and Administration Agreement, dated as of February 10, 1999, among Tech Data, as collection agent, Tech Data Finance, Inc., a California corporation, as transferor, Enterprise, Atlantic, Liberty, Bank of America, Credit Lyonnais and Scotia Bank, as amended to the date hereof (the “Existing Agreement”);

WHEREAS, the parties hereto desire to enter into this Agreement to provide, among other things, for the transfer of certain accounts receivable from the Transferor to the Administrative Agent on behalf of the Class Conduits and the Bank Investors, as applicable;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” means Bank of America, National Association, in its capacity as agent for the Class Investors, and any successors thereto and permitted assigns appointed pursuant to Article X.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means, collectively, the Receivables and the Related Security, Collections and Proceeds relating thereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting stock, by contract or otherwise.

“Affiliated Obligor” means any Obligor which is an Affiliate of another Obligor.

“Aggregate Facility Limit” means the sum of the Facility Limits for each Class, which shall not exceed $~~153~~306,000,000.

“Aggregate Maximum Net Investment” means the sum of the Maximum Net Investments for each Class, which shall not exceed $~~150~~300,000,000.

“Aggregate Net Investment” means the sum of the Net Investments for each Class.

“Aggregate Percentage Factor” means the sum of the Percentage Factors for each Class.

“Aggregate Unpaids” means, with respect to each Class Investor, as applicable, at any time, an amount equal to the sum of (i) the aggregate accrued and unpaid Discount payable to such Class Investor with respect to all Tranche Periods of such Class Investor at such time, (ii) such Class Investor’s Net Investment at such time and (iii) all other amounts owed (whether due or accrued) hereunder by the Transferor (or the Collection Agent) to the Class Investors at such time.

“Assignment Amount” means with respect to each Class and with respect to each Bank Investor in such Class at any time an amount equal to the lesser of (i) such Bank Investor’s Pro Rata Share of the Net Investment for the related Class at such time, (ii) such Bank Investor’s unused Commitment and (iii) such other amount as may be separately agreed by a Class Conduit and each applicable Bank Investor, pursuant to a Liquidity Provider Agreement.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit G attached hereto.

“Average Collection Period” means at any time a period of days equal to the product of (i) a fraction the numerator of which shall be the amount set forth in the most recent Investor Report as the “Beginning Balance” of the Receivables and the denominator of which shall be the Collections as set forth in the most recent Investor Report and (ii) thirty (30).

“Bank Investor” means (i) with respect to the Class of which SUSI Issuer is a member, the SUSI Issuer Bank Investors, (ii) with respect to the Class of which Liberty is a member, the Liberty Bank Investors, (iii) with respect to the Class of which Falcon is a member, the Falcon Bank Investors, and (iv) with respect to any other Class, the financial institutions specified as such in any supplement hereto and their respective successors and permitted assigns.

“Base Rate” or “BR” means, a rate per annum equal to the greater of (i) the prime rate of interest announced by the Administrative Agent from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Administrative Agent); (ii) sum of (a) 1.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; and (iii) the one-month LIBOR Rate plus 1.00%.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Transferor or any ERISA Affiliate of the Transferor, is or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“BR Tranche” means, with respect to a Class, a Tranche of such Class as to which Discount is calculated at the Base Rate.

“BR Tranche Period” means, with respect to a BR Tranche, either (i) prior to the Termination Date for the applicable Class, a period of up to 30 days requested by the Transferor and agreed to by the applicable Class Agent commencing on a Business Day requested by the Transferor and agreed to by such Class Agent, or (ii) after such Termination Date, a period of one day. If such BR Tranche Period would end on a day which is not a Business Day, such BR Tranche Period shall end on the next succeeding Business Day.

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York, Charlotte, North Carolina, San Francisco, California, Clearwater, Florida or Chicago, Illinois are authorized or required by law to close, and, when used with respect to the determination of any Eurodollar Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

“Certificate” means the certificate issued to the Administrative Agent for the benefit of the Class Investors pursuant to Section 2.2(d) hereof.

“Class” means each of the following groups of Class Investors: (i) SUSI Issuer and the SUSI Issuer Bank Investors, (ii) Liberty and the Liberty Bank Investors, (iii) Falcon and the Falcon Bank Investors, or (iv) any other Class consisting of a multi-seller commercial paper conduit, its related Bank Investors and its respective assigns and participants, as added from time to time with the consent of the Administrative Agent and the Transferor as set forth in Section 11.2(b) hereof.

“Class A Obligor”, “Class B Obligor”, “Class C Obligor” and “Class D Obligor”, respectively, shall mean, as of any date of determination, an Obligor having a short-term rating or unsecured long-term debt rating or both a short-term rating and an unsecured long-term rating from either of Moody’s or S&P in accordance with the definition of “Class of Obligor” as determined in the following manner:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor
Class A Obligor	A-1/P-1 or higher	A-/A3 or higher
Class B Obligor	A-2/P-2	BBB+/Baa1 or BBB/Baa2
Class C Obligor	A-3/P-3	BBB-/Baa3
Class D Obligor	Lower than A-3/P-3 or not rated	Below BBB-/Baa3 or not rated

“Class Agent” means (i) with respect to the Class of which SUSI Issuer is a member, the SUSI Issuer Agent, (ii) with respect to the Class of which Liberty is a member, the Liberty Agent, (iii) with respect to the Class of which Falcon is a member, the Falcon Agent, and (iv) with respect to any other Class, the financial institution or other Person specified as such in any amendment or supplement hereto for such Class.

“Class Conduit” shall mean, with respect to any Class, the member in such Class which is a multi-seller commercial paper conduit (and if more than one member in such Class is a multi-seller commercial paper conduit, “Class Conduit” shall mean such members collectively).

“Class Investors” means (i) with respect to the Class of which SUSI Issuer is a member, SUSI Issuer and the SUSI Issuer Bank Investors, (ii) with respect to the Class of which Liberty is a member, Liberty and the Liberty Bank Investors, (iii) with respect to the Class of which Falcon is a member, Falcon and the Falcon Bank Investors, and (iv) with respect to any other Class, the related Class Conduit and the related Bank Investors.

“Class of Obligor” for any Obligor shall be determined by the Administrative Agent as follows: (i) the short-term rating issued by S&P for such Obligor shall be used to determine the “Class of Obligor”; provided, however, that if such short-term rating is unavailable, the long-term unsecured rating issued by S&P for the Obligor shall be used, (ii) concomitantly with (i), the short-term rating issued by Moody’s for such Obligor shall be used to determine the “Class of Obligor”; provided, however, that if such short-term rating is unavailable, the long-term unsecured rating issued by Moody’s for the Obligor shall be used, and (iii) only if there is a difference between the “Class of Obligor” indicated in (i) and (ii), determined concomitantly, then the Obligor shall be deemed a member of the lower of the determined “Class of Obligor”.

“Class Percentage” means, with respect to any Class and at any time of determination, the Net Investment with respect to such Class expressed as a percentage of the aggregate Net Investment with respect to all Classes, each as of such time of determination.

“Closing Date” means May 19, 2000.

“Collateral Agent” means with respect to any Class, the Class Agent for such Class, as collateral agent for any Liquidity Provider, any Credit Support Provider, the holders of Commercial Paper and certain other parties.

“Collection Account” means the account, established by the Administrative Agent, for the benefit of the Class Investors pursuant to Section 2.12.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.1 to service, administer and collect Receivables.

“Collection Agent Account” means the account, established by the Collection Agent, for the benefit of the Class Investors pursuant to Section 2.8(b).

“Collection Agent Default” shall mean the Collection Agent shall violate any of the covenants set forth in Section 5.5.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all Finance Charges, if any, insurance proceeds, and cash proceeds of Related Security with respect to such Receivable and any Deemed Collections of such Receivable.

“Commercial Paper” means the promissory notes issued by one or all, as applicable, of the Class Conduits (or by such Class Conduit’s related commercial paper issuer if the Class Conduit does not itself issue commercial paper) in the commercial paper market.

“Commitment” means (i) with respect to each Bank Investor party hereto, the commitment of such Bank Investor to make acquisitions from the Transferor or its related Class Conduit in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Bank Investor’s signature on the signature page hereto under the heading “Commitment”, minus the dollar amount of any Commitment or portion thereof assigned pursuant to an Assignment and Assumption Agreement plus the dollar amount of any increase to such Bank Investor’s Commitment consented to by such Bank Investor prior to the time of determination, (ii) with respect to any assignee of each Bank Investor party hereto taking pursuant to an Assignment and Assumption Agreement, the commitment of such assignee to make acquisitions from the Transferor or the related Class Conduit, as applicable, not to exceed the amount set forth in such Assignment and Assumption Agreement minus the dollar amount of any Commitment or portion thereof assigned pursuant to an Assignment and Assumption Agreement prior to such time of determination plus the dollar amount of any increase to such assignee’s Commitment consented to by such assignee prior to the time of determination and (iii) with respect to any assignee of an assignee referred to in clause (ii), the commitment of such assignee to make acquisitions from the Transferor or the related Class Conduit not to exceed the amount set forth in an Assignment and Assumption Agreement between such assignee and its assign minus the dollar amount of any Commitment or portion thereof assigned pursuant to an Assignment and Assumption Agreement plus the dollar amount of any increase to such assignee’s Commitment consented to by such assignee prior to the time of determination.

“Commitment Termination Date” means, with respect to each Class, the earlier of (i) the date on or after the Termination Date which the Transferor has designated in a written notice to the Administrative Agent as the “Commitment Termination Date” provided that all Aggregate Unpaids have been paid on or prior to such date or (ii) ~~October 14, 2011~~August 29, 2012, or such later date to which such Commitment Termination Date may be extended by Transferor, the related Class Agent and the related Bank Investors not later than 30 days prior to the then current Commitment Termination Date for such Class, provided, however, that the Transferor hereby agrees that unless it notifies each Class Agent and all related Bank Investors to the contrary prior to the commencement of such 30-day period in each year, it shall automatically be deemed to have requested an extension of the then current Commitment Termination Date to the date 364 days following the then current Commitment Termination Date, and if such consent is given the Transferor shall be deemed to have agreed, without any further acts or amendments, to an extension of the Commitment Termination Date to the date 364 days from the then current Commitment Termination Date, provided always that such date as extended shall not be later than December 31, ~~2011~~2012.

“Concentration Factor” means (I) for any Designated Obligor or Financing Party as of any date of determination, for the Obligors comprising each Class of Obligor specified in the table below, on an individual basis, a percentage not to exceed the corresponding “Individual Obligor Percentage” as set forth below:

Class of Obligor	Individual Obligor Percentage
Class A	6.00%
Class B	4.00%
Class C	3.00%
Class D	2.40%

or such other greater amount determined by the Administrative Agent in the reasonable exercise of its good faith judgment and with the consent of all of the Class Agents and disclosed in a written notice delivered to the Transferor and the Collection Agent and (II) for each Special Obligor, the Special Concentration Limit (which is expressed as a percentage) applicable to such Special Obligor of the Outstanding Balance of all Eligible Receivables at such time, provided, however, that any such Special Concentration Limit may be revoked at any time effective upon three Business Days’ written notice from the Agent or any Class Agent to the Transferor, the Collection Agent, the Agent (if the Agent did not deliver such notice) and the Class Agents, such notice to be given in good faith and based on reasonable criteria.

“Concentration Reserve Floor” means the percentage calculated as of the last day of each month equal to the greater of (i) 12.0%; (ii) the highest Special Concentration Limit in effect at any time during such month or (iii) the Loss Reserve Percentage.

“Conduit Assignee” means, with respect to a Class Conduit, any commercial paper conduit that finances its activities directly or indirectly through asset backed commercial paper and is administered by the Class Agent with respect to such Class Conduit or any of its Affiliates and designated by such Class Agent from time to time to accept an assignment from such Class Conduit of all or a portion of the Net Investment held by such Class Conduit.

“Contract” means an agreement or invoice in substantially the form of one of the forms set forth in Exhibit A attached hereto or otherwise approved by the Administrative Agent, pursuant to or under which an Obligor shall be obligated to pay for merchandise purchased or services rendered.

“Contractual Dilution Ratio” means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate amount of contractual rebates granted to any Obligor during such month as required under the terms of any Contract or any other written agreement or exchange of writings evidencing an agreement between the Seller and the applicable Obligor, by (ii) the aggregate amount of sales by the Seller giving rise to Receivables in the month that occurs two months prior to the month of determination.

“Corporate Services Provider” means, (i) with respect to SUSI Issuer, Amacar Investments LLC, and (ii) with respect to Liberty, Global Securitization Services, LLC.

“CP Rate” for each Class Conduit listed below, shall have the meaning specified in the Annex set forth below for such Class Conduit:

Class Conduit	Annex

SUSI Issuer	Annex 1

Falcon	Annex 2

Liberty	Annex 3

“CP Tranche” means, with respect to a Class, a Tranche of such Class as to which Discount is calculated at the CP Rate.

“CP Tranche Period” means, with respect to a CP Tranche, a period of days not to exceed 90 days commencing on a Business Day requested by the Transferor and agreed to by the applicable Class Agent pursuant to Section 2.3, or if applicable, such a period selected by the applicable Class Agent. If a CP Tranche Period would end on a day which is not a Business Day, such CP Tranche Period shall end on the next succeeding Business Day.

“Credit Agreement” means that certain Credit Agreement, dated as of May 19, 2000, between Tech Data and the Transferor.

“Credit and Collection Policy” shall mean Tech Data’s and the Transferor’s credit and collection policy or policies and practices, relating to Contracts and Receivables existing on the date hereof and referred to in Exhibit B attached hereto, as modified from time to time in compliance with Section 5.2(c).

“Credit Support Agreement” means with respect to each Class Conduit, any agreement between such Class Conduit (or any related commercial paper issuer that finances the Class Conduit) and a Credit Support Provider evidencing the obligation of such Credit Support Provider to provide credit support to such Class Conduit (or such related issuer) in connection with the issuance by such Class Conduit (or such related issuer) of its Commercial Paper.

“Credit Support Provider” means, with respect to each Class, the Person or Persons who provides credit support to the related Class Conduit (or any related commercial paper issuer that finances the Class Conduit), in connection with the issuance by such Class Conduit (or such related issuer) of Commercial Paper.

“Current Receivable” means any Receivable with respect to which no payment is outstanding beyond the date on which such payment was due.

“Dealer Fee” means, with respect to each Class, the fee payable by the Transferor to the Administrative Agent on behalf of the related Class Conduit, pursuant to Section 2.4 hereof, the terms of which are set forth in the Fee Letter.

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Section 2.9(a) or (b) hereof.

“Default Ratio” for any calendar month means the quotient, calculated as of the last day of each month and expressed as a percentage, of (a) the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during such month (such amount shall exclude credits), divided by (b) the aggregate amount of sales by the Seller giving rise to Receivables in the month that occurs four months prior to the month of determination.

“Defaulted Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such Receivable; (ii) as to which an Event of Bankruptcy has occurred with respect to the Obligor thereof; (iii) which has been identified by the Collection Agent as uncollectible; or (iv) which, consistent with the Credit and Collection Policy, has been or should be written off the Transferor’s books as uncollectible.

“Defaulting Bank Investor” shall have the meaning set forth in Section 2.2 hereof.

“Deficit” shall have the meaning set forth in Section 2.2 hereof.

“Delinquency Ratio” for any calendar month means the quotient, calculated as of the last day of each month and expressed as a percentage, of (a) the aggregate Outstanding Balance of all outstanding Receivables as to which on the date of determination, any payment or part thereof, remains unpaid for more than 30 days from the original due date for such Receivable and which is not a Defaulted Receivable, divided by (b) the aggregate Outstanding Balance of all Receivables as of such date less Defaulted Receivables as of such date. For purposes of this calculation, any credits shall be excluded.

“Delinquent Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such Receivable and (ii) which is not a Defaulted Receivable.

“Designated Obligor” means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon notice from the Administrative Agent to the Transferor and the Collection Agent, delivered at any time in good faith and based upon reasonable criteria.

“Dilution Horizon Ratio” means, at any time, the result of (I) the quotient, expressed as a percentage, of (a) the aggregate amount of sales by the Seller giving rise to Receivables in the two month period ending on the last day of the most recent month, divided by (b) the aggregate initial Outstanding Balance of Eligible Receivables at the last day of the most recent month, multiplied by (II) 0.75.

“Dilution Ratio” means, the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate amount of credits, rebates, discounts, disputes, warranty claims, repossessed or returned goods, charge back allowances and other dilutive factors, and any other billing or other adjustment by the Transferor or the Collection Agent, provided to Obligor in respect of Receivables during the current month, by (ii) the aggregate amount of sales by the Seller giving rise to Receivables in the month that occurs two months prior to the month of determination.

“Dilution Reserve Floor” means: the greater of (i) the product computed as of the last day of each calendar month as

EDR x DHR

Where

EDR = the Expected Dilution Ratio at such time; and

DHR = the Dilution Horizon Ratio at such time; and

(ii) 3.0%.

“Dilution Reserve Percentage” means the percentage computed as of the last day of each calendar month as:

[(2.25 x EDR) - ECDR] + [(DS - EDR) x (DS /EDR)] x DHR

Where

DS = the Dilution Spike at such time;

EDR = the Expected Dilution Ratio at such time;

ECDR = the Expected Contractual Dilution Ratio at such time; and

DHR = the Dilution Horizon Ratio at such time.

“Dilution Spike” means, at any time, the highest average of the Dilution Ratios for any two consecutive months occurring in the twelve months ending on the last day of the most recent calendar month.

“Discount” means, with respect to any Tranche Period:

(TR x TNI x  AD)

                   360

Where:

TR = the Tranche Rate applicable to such Tranche Period.

TNI = the portion of the Net Investment for the applicable Class allocated to such Tranche Period.

AD = the actual number of days during such Tranche Period.

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum amount permitted by applicable law; and provided, further, that Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or must be returned for any reason. For any Discount computed by reference to the CP Rate with respect to any Class Conduit that utilizes “pool” funding, the applicable Tranche Rate shall be determined by the applicable Class Agent on or prior to the fifth Business Day of the calendar month following the applicable Tranche Period.

“Early Collection Fee” means, with respect to any Tranche and for any Tranche Period (such Tranche Period to be determined without regard to the last sentence in Section 2.3(a) hereof) during which the portion of the Net Investment that was allocated to such Tranche Period is reduced for any reason whatsoever, the excess, if any, of (i) the additional Discount that would have accrued during such Tranche Period if such reductions had not occurred, minus (ii) the income, if any, received by the recipients of such reductions from investing the proceeds of such reductions.

“Eligible Investments” means any of the following: (a) negotiable instruments or securities represented by instruments in bearer or registered or in book-entry form which evidence (i) obligations fully guaranteed by the United States of America; (ii) time deposits in, or bankers acceptances issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking or depositary institution authorities; provided, however, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depositary institution or trust company shall have a credit rating from Moody’, S&P and Fitch of at least “P-1”, “A-1” and “F-1”, respectively, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by Moody’s, S&P and by Fitch; (iii) certificates of deposit having, at the time of investment or contractual commitment to invest therein, a rating from Moody’s, S&P, and Fitch of at least “P-1”, “A-1” and “F-1”, respectively; or (iv) investments in money market funds rated in the highest investment category or otherwise approved in writing by the applicable rating agencies, (b) demand deposits in any depositary institution or trust company referred to in (a)(ii) above; (c) commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody’s, S&P and Fitch of at least “P-1”, “A-1” and “F-1”, respectively; (d) Eurodollar time deposits having a credit rating from Moody’s, S&P and Fitch of at least “P-1”, “A-1” and “F-1”, respectively; and (e) repurchase agreements involving any of the Eligible Investments described in clauses (a)(i), (a)(iii) and (d) hereof so long as the other party to the repurchase agreement has at the time of investment therein, a rating from Moody’s, S&P and Fitch of at least “P-1”, “A-1” and “F-1”, respectively.

“Eligible Receivable” means, at any time, any Receivable:

(i) which has been transferred by Tech Data to the Transferor pursuant to the Purchase Agreement and to which the Transferor has good title thereto, free and clear of all Adverse Claims;

(ii) the Obligor of which is a United States resident, is a Designated Obligor at the time of the initial creation of an interest therein hereunder, is not an Affiliate or employee of any of the parties hereto, and is not a government or a governmental subdivision or agency;

(iii) which is not a Defaulted Receivable at the time of the initial creation of an interest of the Administrative Agent therein hereunder;

(iv) which is not a Delinquent Receivable at the time of the initial creation of an interest of the Administrative Agent therein;

(v) which, (A) arises pursuant to a Contract that contains an obligation to pay a specified sum of money and with respect to which each of the Seller and the Transferor has performed all obligations required to be performed by it thereunder, although payment under such Receivable may be contingent only upon the shipment of the merchandise and/or the performance of the services purchased thereunder; (B) has been billed; and (C) according to the Contract related thereto, is required to be paid in full within (x) ~~30~~60 days of the original billing date therefor (it being understood that a Receivable payable in accordance with “no terms” does not satisfy this criteria)~~, (y) in the case of not more than 10% of the Receivables, may be required to be paid in full within 45 days of the original billing date therefor,~~ or (~~z~~y) for Receivables with respect to which the Obligor or Financing Party has been designated as a Special Obligor and until three (3) Business Days after such designation may be revoked by the Agent or any Class Agent, such longer period approved by the Agent and the Class Agents at the time such Obligor or Financing Party was designated a Special Obligor;

(vi) which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended;

(vii) a purchase of which with the proceeds of Commercial Paper would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(viii) which is an “account” or “chattel paper” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(ix) which is denominated and payable only in United States dollars in the United States;

(x) which, arises under a Contract that together with the Receivable related thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and, to the best knowledge of the Collection Agent or the Transferor is not subject to any litigation, dispute, offset, counterclaim or other defense at such time, it being understood that if the Transferor or the Seller owes an amount (whether or not then due) to an Obligor, the amount(s) payable by the Transferor and the Seller shall be subtracted from the amount of any Receivable due from such Obligor for the purposes of calculating the Outstanding Balance of Eligible Receivables;

(xi) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

(xii) which (A) satisfies, in all material respects, all applicable requirements of the applicable Credit and Collection Policy and (B) is assignable without the consent of, or notice to, the Obligor or Financing Party thereunder unless such consent has been obtained and is in effect or such notice has been given;

(xiii) which was generated in the ordinary course of Tech Data’s business;

(xiv) the Obligor or Financing Party of which has been directed to make all payments to a specified account of the Collection Agent with respect to which there shall be a Lock-Box Agreement in effect;

(xv) which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits); provided, however, that only such portion of such Receivable that is the subject of such compromise, adjustment or modification shall be deemed to be ineligible pursuant to the terms of this clause (xv);

(xvi) the assignment of which under the Purchase Agreement by the Seller to the Transferor and hereunder by the Transferor to the Administrative Agent does not violate, conflict or contravene any applicable Law or any contractual or other restriction, limitation or encumbrance;

(xvii) which is not subject to any Adverse Claim and with respect to which no financing statement has been filed except as permitted by this Agreement or any other Transaction Document; and

(xviii) with respect to the Obligor thereof, not more than 25% of the Receivables (as of the preceding month-end) owed by such Obligor are Defaulted Receivables.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code (as in effect from time to time, the “Code”)) as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person; or (iii) a member of the same affiliated service group (within the meaning of Section 414(n) of the Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

“Eurodollar Rate” means, with respect to any Eurodollar Tranche Period, a rate which is 2.50% in excess of (provided, however, that if no Termination Event shall have occurred and provided that the only portion of the Transferred Interest which is funded by reference to the Eurodollar Rate is the portion thereof held by the Bank of America as a SUSI Issuer Bank Investor, the margin applicable to that portion of the Transferred Interest held by Bank of America as a SUSI Issuer Bank Investor shall be 0.0%) a rate per annum equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of (A) the rate obtained by dividing (i) the applicable LIBOR Rate by (ii) a percentage equal to 100% minus the reserve percentage used for determining the maximum reserve requirement as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Administrative Agent during such Eurodollar Tranche Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such percentage for those days in such Eurodollar Tranche Period during which any such percentage shall be applicable) plus (B) the then daily net annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by the Administrative Agent for determining the current annual assessment payable by the Administrative Agent to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities.

“Eurodollar Tranche” means, with respect to a Class, a Tranche of such Class as to which Discount is calculated at the Eurodollar Rate.

“Eurodollar Tranche Period” means, with respect to a Eurodollar Tranche, prior to the applicable Termination Date, a period of one month, commencing on a Business Day requested by the Transferor and agreed to by the applicable Class Agent; provided, however, that if such Eurodollar Tranche Period would expire on a day which is not a Business Day, such Eurodollar Tranche Period shall expire on the next succeeding Business Day; provided, further, that if such Eurodollar Tranche Period would expire on (a) a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Eurodollar Tranche Period shall expire on the next preceding Business Day or (b) a Business Day for which there is no numerically corresponding day in the applicable subsequent calendar month, such Eurodollar Tranche Period shall expire on the last Business Day of such month.

“Event of Bankruptcy”, means, with respect to any Person, (i) that such Person (a) shall generally not pay its debts as such debts become due or (b) shall admit in writing its inability to pay its debts generally or (c) shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) if such Person is a corporation, such Person or any Subsidiary shall take any corporate action to authorize any of the actions set forth in the preceding clauses (i) or (ii).

“Existing Law” means (a) the final rule titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues,” adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”); (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (c) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled: “International Convergence of Capital Measurements and Capital Standards: a Revised Framework,” as updated from time to time (“Basel II”); or (d) any rules, regulations, guidance, interpretations, directives or requests from any Governmental Authority relating to, or implementing the FAS 166/167 Capital Guidelines, the Dodd-Frank Act or Basel II (whether or not having the force of law).

“Expected Contractual Dilution Ratio” means, at any time, the average of the Contractual Dilution Ratios for the twelve consecutive months ending on the last day of the most recent calendar month.

“Expected Dilution Ratio” means, at any time, the average of the Dilution Ratios for the twelve consecutive months ending on the last day of the most recent calendar month.

“Facility Fee” means, with respect to each Class, the fee payable by the Transferor to the Administrative Agent, for distribution to the Class Investors, pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.

“Facility Limit” means (i) with respect to the Class of which SUSI Issuer is a member, $~~51~~102,000,000; provided that such amount may not at any time exceed the aggregate Commitments with respect to the SUSI Issuer Bank Investors, (ii) with respect to the Class of which Liberty is a member, $~~51~~102,000,000; provided that such amount may not at any time exceed the aggregate Commitments with respect to the Liberty Bank Investors, in each case, at any time in effect, (iii) with respect to the Class of which Falcon is a member, $~~51~~102,000,000; provided that such amount may not at any time exceed the aggregate Commitments with respect to the Falcon Bank Investors, in each case, at any time in effect, and (iv) with respect to any other Class, the amount specified as such in any supplement hereto for such Class; provided that, with respect to any other Class, the Facility Limit for such Class shall not at any time exceed the aggregate Commitments for the Bank Investors in such Class.

“Falcon” means Falcon Asset Securitization LLC, and its successors and assigns.

“Falcon Agent” means JPMorgan, in its capacity as agent for Falcon and the Falcon Bank Investors, and any successor thereto appointed pursuant to Article IX.

“Falcon Bank Investors” shall mean JPMorgan and its successors and assigns who are or become parties to this Agreement as such pursuant to an Assignment and Assumption Agreement.

“Fee Letter” means the letter agreement dated ~~October 16, 2009~~August 31, 2011 among the Transferor, the Collection Agent, the Class Conduits, the Administrative Agent, and the Class Agents with respect to the fees to be paid by the Transferor hereunder, as amended, modified or supplemented from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.

“Financing Party” means a third-party who receives an invoice from the Company billed to an Obligor with respect to the provision goods and services to such Obligor under a Contract whereby the Financing Party remits payment to the Company on behalf of such Obligor in connection with a financing of the goods and/or services covered under such Contract.

“Fitch” means Fitch, Inc.

“Fluctuation Factor” means 1.2.

“Governmental Authority” means the government of the United States of America and any political subdivisions thereof, whether state or local, and the government of Canada and any political subdivisions thereof, whether provincial or municipal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Incremental Transfer” means a Transfer which is made pursuant to Section 2.2(a) hereof.

“Indebtedness” means, with respect to any Person, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease obligations and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

“Indemnified Amounts” has the meaning specified in Section 8.1 hereof.

“Indemnified Parties” has the meaning specified in Section 8.1 hereof.

“Interest Component” shall mean, (A) with respect to any Class Conduit (or any related commercial paper issuer that finances the Class Conduit) not utilizing “pool” funding (i) with respect to any Commercial Paper issued on an interest-bearing basis, the interest payable on such Commercial Paper at its maturity (including any dealer commissions) and (ii) with respect to any Commercial Paper issued on a discount basis, the portion of the face amount of such Commercial Paper representing the discount incurred in respect thereof (including any dealer commissions) and (B) with respect to any Class Conduit (or any related commercial paper issuer that finances the Class Conduit) utilizing “pool funding,” the aggregate Discount accrued and to accrue through the end of the current Tranche Period for the portion of Net Investment accruing Discount calculated by reference to the CP Rate at such time (determined for such purpose using the CP Rate most recently determined by the applicable Class Agent, multiplied by the Fluctuation Factor).

“Investor Report” means a report, in substantially the form attached hereto as Exhibit E or in such other form as is mutually agreed to by the Transferor and the Administrative Agent, furnished by the Collection Agent pursuant to Section 2.11.

“JPMorgan” means JPMorgan Chase Bank, N.A. , a national banking association, and its successors and assigns.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lease Agreement” means the Sublease Agreement, effective as of the date of the effectiveness of this Agreement, between the Transferor, David G. Cartwright and David R. Kelly.

“Liberty Agent” means The Bank of Nova Scotia, a banking corporation organized and existing under the laws of Canada, acting through its New York Agency, in its capacity as agent for Liberty and the Liberty Bank Investors, and any successor thereto appointed pursuant to Article IX.

“Liberty Bank Investors” shall mean The Bank of Nova Scotia, and its successors and assigns who are or become parties to this Agreement as such pursuant to an Assignment and Assumption Agreement.

“LIBOR Rate” means, for each day during a Eurodollar Tranche Period: (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen on such day that displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01) for deposits in United States dollars (for delivery on a date two Business Days later) with a term equivalent to one month; (b) in the event that either (i) the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available or (ii) the Administrative Agent shall determine in its discretion to use a different source to determine the British Bankers Association Interest Settlement Rate, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate on such day on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in United States dollars (for delivery on a date two Business Days later) with a term equivalent to one month; or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent on such day as the rate of interest at which Dollar deposits (for delivery on a date two Business days later than such day) in same day funds in the approximate amount of the applicable investment to be funded by reference to the LIBOR Rate and with a term equivalent to one month would be offered by its London Branch to major banks in the London interbank Eurodollar market at their request.

“Liquidity Provider” means, with respect to each Class Conduit (or its related commercial paper issuer if the Class Conduit does not itself issue commercial paper), the Person or Persons who will provide liquidity support to such Class Conduit (or such related commercial paper issuer), in connection with the issuance by such Class Conduit (or such related commercial paper issuer) of its Commercial Paper.

“Liquidity Provider Agreement” means the agreement between each Class Conduit (or, if the Class Conduit does not itself issue commercial paper, either such Class Conduit or its related commercial paper issuer) and the related Liquidity Provider(s) evidencing the obligation of such Liquidity Provider(s) to provide liquidity support to such Class Conduit (or its related commercial paper issuer) in connection with the issuance by such Class Conduit (or such related commercial paper issuer) of its Commercial Paper.

“Lock-Box Account” means an account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving Collections from Receivables.

“Lock-Box Agreement” means an agreement between the Collection Agent and a Lock-Box Bank in substantially the form of Exhibit D hereto.

“Lock-Box Bank” means each of the banks set forth in Exhibit C hereto and such banks as may be added thereto or deleted therefrom pursuant to Section 2.8 hereof.

“Loss and Dilution Reserve” means, with respect to each Class, at any time, an amount equal to the product of (i) the Loss and Dilution Reserve Percentage and (ii) the Net Receivables Balance and (iii) the Class Percentage with respect to such Class at such time.

“Loss and Dilution Reserve Percentage” means the greater of (x) the sum of the Loss Reserve Percentage and the Dilution Reserve Percentage and (y) the Minimum Reserve Ratio.

“Loss Horizon Ratio” means, as of the last day of any month, the quotient, expressed as a percentage, of (a) the aggregate amount of sales by the Seller giving rise to Receivables in the ~~three~~four month period ending on such day, divided by (b) the aggregate initial Outstanding Balance of Eligible Receivables at such day.

“Loss Reserve Percentage” means on any day the product of (i) 2.25, (ii) the highest three month average of the Default Ratio occurring during the twelve month period ending on the last day of the most recent month, and (iii) the Loss Horizon Ratio; provided, however, that, until such time as the Class Agents and the Bank Investors shall agree in writing (upon written notice from the Transferor received at least 10 days prior to the Settlement Date as to which such requested consent is to be effective, it being the intention of the parties hereto to modify the below definition of “Defaulted Receivable” to replace “61 and 90 days” with “91 and 120” days when the Transferor is able to calculate the amount of such Receivables) solely for the purposes of the calculation of the Loss Reserve Percentage, the Default Ratio shall be calculated on the basis of the following definition of “Defaulted Receivable”:

“Defaulted Receivable” means any Receivable (i) as to which any payment, or part thereof, remains unpaid for between 61 and 90 days from the original due date for such Receivable; (ii) as to which an Event of Bankruptcy has occurred with respect to the Obligor thereof; (iii) which has been identified by the Collection Agent as uncollectible; or (iv) which, consistent with the Credit and Collection Policy, has been or should be written off the Transferor’s books as uncollectible.

“Majority Investors” shall have the meaning specified in Section 10.1(a) hereof.

“Maximum Net Investment” means (i) with respect to the Class of which SUSI Issuer is a member, $~~50~~100,000,000, (ii) with respect to the Class of which Liberty is a member, $~~50~~100,000,000, (iii) with respect to the Class of which Falcon is a member, $~~50~~100,000,000, and (iv) with respect to any other Class, the amount set forth pursuant to Section 11.2(b) hereof.

“Maximum Percentage Factor” means 98%.

“Minimum Reserve Ratio” means the sum calculated as of the last day of each calendar month as the sum of the Concentration Reserve Floor, as at such time, and the greater of (i) Dilution Reserve Floor, as at such time or (ii) the Dilution Reserve Percentage, as at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “Multi employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Transferor, or any ERISA Affiliate of the Transferor on behalf of its employees.

“Net Investment” means, with respect to each Class, the sum of the cash amounts paid to the Transferor by or on behalf of the Class Investors of such Class for each Incremental Transfer less the aggregate amount of Collections received and applied by the Administrative Agent to reduce such Net Investment pursuant to Sections 2.5, 2.6 or 2.9 hereof; provided that such Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason; and provided further that such Net Investment may be increased by the amount described in Section 10.7(d) as described therein.

“Net Receivables Balance” means at any time the Outstanding Balance of the Eligible Receivables at such time reduced by the sum of (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Designated Obligor or Financing Party exceeds the Concentration Factor for such Designated Obligor or Financing Party, plus (ii) the aggregate Outstanding Balance of all Eligible Receivables which are Defaulted Receivables, plus (iii) the aggregate Outstanding Balance of all Eligible Receivables which are Delinquent Receivables, plus (iv) the aggregate amount of cash received from or on behalf of Obligors and not designated and applied by the Collection Agent to one or more Receivables.

“Non-Defaulting Bank Investor” shall have the meaning set forth in Section 2.2 hereof.

“Obligor” means a Person obligated to make payments for the provision, to such Person or a third party, of goods and services pursuant to a Contract.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Other Transferor” means any Person other than the Transferor that has entered into a receivables purchase agreement or transfer and administration agreement with any Class Conduit.

“Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal amount thereof including any accrued and outstanding Finance Charges related thereto.

“Percentage Factor” shall mean, with respect to each Class, the fraction (expressed as a percentage) computed at any time of determination as follows:

NI + LDR + YSFR

NRB

Where:

NI	=	the Net Investment for such Class at the time of such computation;

LDR	=	the Loss and Dilution Reserve for such Class at the time of such computation;

YSFR	=	the Yield and Servicing Fee Reserve for such Class at the time of such computation; and

NRB	=	the Net Receivables Balance at the time of such computation.

Notwithstanding the foregoing the calculation of Percentage Factor is subject to the last sentence of Section 2.2(e).

“Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Program Fee” with respect to each Class, means the fee payable by the Transferor to the Administrative Agent, for distribution to the Class Investors, pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.

“Promissory Note” means that certain Promissory Note, dated as of May 19, 2000, between Tech Data and the Transferor.

“Pro Rata Share” means, (a) for an SUSI Issuer Bank Investor, the Commitment of such SUSI Issuer Bank Investor divided by the sum of the Commitments of all the SUSI Issuer Bank Investors, (b) for a Liberty Bank Investor, the Commitment of such Liberty Bank Investor divided by the sum of the Commitments of all Liberty Bank Investors, (c) for a Falcon Bank Investor, the Commitment of such Falcon Bank Investor divided by the sum of the Commitments of all Falcon Bank Investors, and (d) with respect to any other Class, for each Bank Investor of such Class, the Commitment of such Bank Investor divided by the sum of the Commitments of all Bank Investors of such Class.

“Proceeds” means “proceeds” as defined in Section 9-306(1) of the UCC.

“Purchase Agreement” means the Receivables Purchase Agreement dated as of May 19, 2000, between Tech Data and the Transferor, as the same may be amended, supplemented or otherwise modified.

“Purchase Termination Date” means the date upon which the Transferor shall cease, for any reason whatsoever, to make purchases of Receivables from Tech Data under the Purchase Agreement or the Purchase Agreement shall terminate for any reason whatsoever.

“Purchased Interest” means the interest in the Receivables acquired by a Liquidity Provider through purchase pursuant to the terms of a Liquidity Provider Agreement.

“Receivable” means the indebtedness owed to the Transferor or Tech Data by any Obligor (without giving effect to any purchase hereunder by any Class Investor at any time) under a Contract whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of merchandise or services by Tech Data and thereafter transferred to the Transferor by Tech Data pursuant to the Purchase Agreement, and includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto. Notwithstanding the foregoing, once a Receivable has been deemed collected pursuant to Section 2.9 hereof, it shall no longer constitute a Receivable hereunder with respect to such portion which has been deemed collected.

“Receivables Systems” means the computer applications involved in the origination, collection, management or servicing of the Receivables.

“Records” means all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Receivables and the related Obligors.

“Reinvestment Termination Date” means, with respect to each Class, the second Business Day after the delivery by the related Class Agent to the Transferor of written notice that the related Class Conduit elects to commence the amortization of the Net Investment for such Class or otherwise liquidate its interest in the Transferred Interest.

“Related Commercial Paper” shall mean, with respect to Commercial Paper issued by the Class Conduits (or their related commercial paper issuer(s) if the Class Conduits do not themselves issue commercial paper) the proceeds of which were used to acquire, or refinance the acquisition of, an interest in Receivables with respect to the Transferor.

“Related Security” means with respect to any Receivable, all of the Transferor’s and the Seller’s rights, title and interest in, to and under:

(i) the merchandise (including returned or repossessed merchandise), if any, the sale of which by the Seller gave rise to such Receivable;

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(iii) all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(iv) all Records related to such Receivable; and

(v) all rights and remedies of the Transferor under the Purchase Agreement, together with all financing statements filed by the Transferor against the Seller in connection therewith; and

(vi) all Collections on and Proceeds of any of the foregoing.

“Required Reserves” means as of the last day of each month an amount equal to the sum of (i) the Loss and Dilution Reserve for all Classes at such time and (ii) the Yield and Servicing Fee Reserve for all Classes at such time.

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, treasurer or chief accounting officer of such Person.

“Revolving Subordinated Note” has the meaning specified in the Purchase Agreement.

“Scotia Bank” means The Bank of Nova Scotia, a banking corporation organized and existing under the laws of Canada, acting through its New York Agency.

“Section 8.2 Costs” has the meaning specified in Section 8.2(d) hereof.

“Seller” means Tech Data Corporation, a Florida corporation and its successors and permitted assigns.

“Servicing Fee” means, with respect to each Class, the fees payable by the Class Investors of such Class to the Collection Agent, with respect to a Tranche in an amount equal to 0.75% per annum on the amount of the Net Investment for such Class, allocated to such Tranche pursuant to Section 2.3. Such fee shall accrue from the date of the initial purchase of an interest in the Receivables to the later of the Termination Date for such Class or the date on which the Net Investment for such Class is reduced to zero. On or prior to such Termination Date such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.5 hereof. After such Termination Date, such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.6 hereof.

“SFA” means the formula designated in BASEL II (or any law or regulation that may supplement, amend, restate or replace BASEL II in part or in whole) as the “Supervisory Formula Approach” for determining a bank’s risk-based capital requirement for securitization transactions.

“SFA Event” means an event which shall be deemed to have occurred if any Class Agent, at any time in its sole discretion, to be exercised reasonably, determines that it cannot, for any reason, use the SFA to calculate its (or any related Bank Investor’s or provider of liquidity or credit support in respect of the related Class Conduit) regulatory capital requirement in respect of the facility contemplated by this Agreement.

“Special Concentration Limit” means, for any Obligor or Financing Party while such Obligor or Financing Party is a Special Obligor, the percentage applicable to such Special Obligor and designated as the “Special Concentration Limit” in the written approval of such Obligor or Financing Party as a Special Obligor by the Agent and the Class Agents.

“Special Obligor” means an Obligor or Financing Party which upon the request of the Transferor is approved in writing by the Agent and each Class Agent as a Special Obligor and with respect to which none of the Agent or any Class Agent shall have revoked such designation, such revocation to be effective upon 3 Business Days written notice from the Agent or a Class Agent, as applicable, to the Collection Agent, the Transferor, the Agent (if such notice is not given by the Agent) and each Class Agent and which revocation shall be given in good faith and based upon reasonable criteria.

“Standard & Poor’s” or “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” of a Person means any corporation, partnership, association, limited liability company, joint venture or similar business organization having 50% or more of the outstanding voting interests of which shall at any time be owned or controlled, directly or indirectly, by such Person or by one or more Subsidiaries of such Person or any similar business organization which is so owned or controlled.

“Supplemental Fee Letter” means that certain fee letter, dated as of May 19, 2000, between the Collection Agent, the Transferor and the Administrative Agent.

“SUSI Issuer” means YC SUSI Trust, a Delaware statutory trust, and its successors and assigns.

“SUSI Issuer Agent” means Bank of America, National Association, in its capacity as agent for SUSI Issuer and the SUSI Issuer Bank Investors, and any successor thereto appointed pursuant to Article IX.

“SUSI Issuer Bank Investors” shall mean Bank of America, National Association and its successors and assigns who are or become parties to this Agreement as such pursuant to an Assignment and Assumption Agreement.

“Tech Data” means Tech Data Corporation, a Florida corporation, and its successors and assigns.

“Termination Date” means, with respect to each Class, the earliest of (i) the Business Day designated by the Transferor to the Administrative Agent and the related Class Agent as the Termination Date for such Class at any time following 30 days’ written notice to the Administrative Agent and such Class Agent, (ii) the date of termination of the commitment of all related Liquidity Providers under the related Liquidity Provider Agreement for the related Class Conduit for such Class, (iii) the date of termination of the commitment of the related Credit Support Provider under the related Credit Support Agreement for the related Class Conduit, (iv) the day upon which a Termination Date for such Class is declared or automatically occurs pursuant to Section 7.2(a) hereof, (v) two Business Days prior to the Commitment Termination Date for such Class, (vi) the day on which a Reinvestment Termination Date for such Class shall occur (provided, that this clause (vi) shall not cause a Termination Date if the applicable Class Conduit assigns its interest in whole to its related Bank Investors pursuant to Section 10.7), (vii) the Purchase Termination Date, and (viii) the day designated by the Administrative Agent to the Transferor as the Termination Date as a result of the failure of Tech Data to comply with its obligations under Section 5.3(l).

“Termination Event” means an event described in Section 7.1 hereof.

“Tranche” means, with respect to each Class, a portion of the Net Investment for such Class allocated to a Tranche Period for such Class pursuant to Section 2.3 hereof.

“Tranche Period” means a CP Tranche Period, a Eurodollar Tranche Period or a BR Tranche Period.

“Tranche Rate” means either (i) the CP Rate quoted for the CP Tranche; (ii) the Eurodollar Rate for a Eurodollar Tranche; or (iii) the Base Rate for a BR Tranche.

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Fee Letter, the Supplemental Fee Letter, the Lock-Box Agreements, the Certificate, the Transfer Certificate, the Credit Agreement, the Promissory Note, the Revolving Subordinated Note and all of the other instruments, documents and other agreements executed and delivered by Tech Data or the Transferor in connection with any of the foregoing, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transfer” means a conveyance, transfer and assignment by the Transferor to the Class Investors, as applicable, of an undivided percentage ownership interest in Receivables and Related Security hereunder (including, without limitation, as a result of any reinvestment of Collections in the Transferred Interest pursuant to Section 2.2(b) and 2.5 hereof).

“Transfer Certificate” has the meaning specified in Section 2.2(a) hereof.

“Transfer Date” means, with respect to each Transfer, the Business Day on which such Transfer is made.

“Transfer Price” means with respect to any Incremental Transfer, the amount paid to the Transferor by the applicable Class Investors as described in the applicable Transfer Certificate.

“Transferor” means Tech Data Finance SPV, Inc., a Delaware corporation, and its successors and permitted assigns.

“Transferred Interest” means, at any time of determination, an undivided percentage ownership interest in (i) each and every then outstanding Receivable, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, and (iv) other Proceeds of the foregoing, which undivided ownership interest shall be equal to the Aggregate Percentage Factor at such time, and only at such time (without regard to prior calculations). The Transferred Interest in each Receivable, together with Related Security, Collections and Proceeds with respect thereto, shall at all times be equal to the Transferred Interest in each other Receivable, together with Related Security, Collections and Proceeds with respect thereto. To the extent that the Transferred Interest shall decrease as a result of a recalculation of the Aggregate Percentage Factor, the Administrative Agent on behalf of the applicable Class Investors shall be considered to have reconveyed to the Transferor an undivided percentage ownership interest in each Receivable, together with Related Security, Collections and Proceeds with respect thereto, in an amount equal to such decrease such that in each case the Transferred Interest in each Receivable shall be equal to the Transferred Interest in each other Receivable.

“UCC” means, with respect to any state, the Uniform Commercial Code as from time to time in effect in such state.

“Unpaid Balance” means, at any time, with respect to any Receivable, the outstanding principal amount of the indebtedness of the related Obligor incurred in connection with a particular purchase under or evidenced by such Receivable, exclusive of any sales or other tax, if any, included in or payable with respect to such purchase.

“Yield and Servicing Fee Reserve” means, with respect to each Class, at any time the product of (i) 2.0%, (ii) the Net Receivables Balance at such time, and (iii) the Class Percentage with respect to such Class.

Section 1.2 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, California or Delaware, as applicable, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding” and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II

PURCHASES AND SETTLEMENTS

Section 2.1 Facility. With respect to each Class, upon the terms and subject to the conditions herein set forth and provided that the Termination Date for such Class shall not have occurred, (x) the Transferor may, at its option, convey, transfer and assign to the Administrative Agent, on behalf of the applicable Class Investors for such Class and (y) the Administrative Agent, on behalf of the Class Conduit for such Class may, at the option of such Class Conduit, or the Administrative Agent on behalf of the Bank Investors for such Class, provided that such Bank Investors shall have previously accepted the assignment by the related Class Conduit of all of such Class Conduit’s interest in the Affected Assets, shall, if so requested, accept such conveyance, transfer and assignment from the Transferor of, without recourse except as provided herein, undivided percentage ownership interests in the Receivables, together with Related Security, Collections and Proceeds with respect thereto, from time to time. By accepting any conveyance, transfer and assignment hereunder, neither any Class Investor, Class Agent nor the Administrative Agent assumes or shall have any obligations or liability under any of the Contracts, all of which shall remain the obligations and liabilities of the Transferor and the Seller.

Section 2.2 Transfers; Certificates; Eligible Receivables.

(a) Incremental Transfers. With respect to each Class, upon the terms and subject to the conditions herein set forth and provided that a Termination Event or a Potential Termination Event or the Termination Date for such Class shall not have occurred and be continuing, the Transferor may, at its option, convey, transfer and assign to the Administrative Agent on behalf of the applicable Class Investors for such Class and the Administrative Agent, on behalf of the Class Conduit for such Class may, at the option of such Class Conduit, or the Administrative Agent on behalf of the Bank Investors for such Class provided that such Bank Investors shall have previously accepted the assignment by the related Class Conduit of all of such Class Conduit’s interest in the Affected Assets, shall, if so requested by the Transferor, accept such conveyance, transfer and assignment from the Transferor, without recourse except as provided herein, undivided percentage ownership interests in the Receivables, together with Related Security, Collections and Proceeds with respect thereto (each, an “Incremental Transfer”); provided that after giving effect to the payment to the Transferor of the Transfer Price therefor (i) the Net Investment for such Class shall not exceed the Maximum Net Investment for such Class, (ii) the sum of the Net Investment for such Class plus, in the case where the Class Conduit for such Class holds a portion of the Transferred Interest, the Interest Component of all outstanding Related Commercial Paper issued by such Class Conduit (or its related commercial paper issuer if the Class Conduit does not itself issue commercial paper) shall not exceed the Facility Limit for such Class and (iii) the Aggregate Percentage Factor shall not exceed the Maximum Percentage Factor; and, provided, that the representations and warranties set forth in Section 3.1 shall be true and correct both immediately before and immediately after giving effect to any such Transfer. All Incremental Transfers shall be made on a pro rata basis to each Class (based upon the relation of the Maximum Net Investment for such Class to the Aggregate Maximum Net Investment).

The Transferor shall, by notice to the Administrative Agent given by telecopy, offer to convey, transfer and assign to the Administrative Agent, on behalf of any of the applicable Class Investors, undivided percentage ownership interests in the Receivables and the other Affected Assets relating thereto not later than 3:00 p.m. (New York time) on the Business Day prior to the proposed date of any Incremental Transfer. With respect to each Class, each such notice shall specify (w) whether such request is made to the Administrative Agent on behalf of the Class Conduit for such Class or the related Bank Investors for such Class (it being understood and agreed that once any of such Bank Investors acquire any interest in the Transferred Interest hereunder, such Bank Investors shall be required to purchase all of the portion of the Transferred Interest held by the related Class Conduit in accordance with Section 10.7 and thereafter such Class Conduit shall no longer accept any additional Incremental Transfers hereunder), (x) the desired Transfer Price (which shall be at least $5,000,000 per Class or integral multiples of $1,000,000 in excess thereof) or, to the extent that the then available unused portion of the Aggregate Maximum Net Investment is less than such amount, such lesser amount equal to such available portion of such Aggregate Maximum Net Investment), (y) the desired date of such Incremental Transfer and (z) the desired Tranche Period(s) and allocations of the Net Investment for such Class of such Incremental Transfer thereto as required by Section 2.3. The Administrative Agent will promptly notify each Class Agent and each Class Conduit or related Bank Investors for such Class, as applicable, of the Administrative Agent’s receipt of any request for an Incremental Transfer to be made to such Person. To the extent that any such Incremental Transfer is requested of a Class Conduit, such Class Conduit shall accept or reject such offer by notice given to the Transferor and the Administrative Agent by telephone or telecopy by no later than the close of its business on the Business Day following its receipt of any such request. Each notice of proposed Transfer shall be irrevocable and binding on the Transferor and the Transferor shall indemnify each Class Investor against any loss or expense incurred by such Class Investor, either directly or through a Liquidity Provider Agreement, as a result of any failure by the Transferor to complete such Incremental Transfer including, without limitation, any loss (including loss of anticipated profits) or expense incurred by such Class Investor, either directly or pursuant to a Liquidity Provider Agreement by reason of the liquidation or reemployment of funds acquired by such Class Investor (or a related Liquidity Provider) (including, without limitation, funds obtained by issuing commercial paper or promissory notes or obtaining deposits as loans from third parties) to fund such Incremental Transfer.

On the date of the initial Incremental Transfer to the Class Investors, the related Class Agent on behalf of such Class shall deliver written confirmation to the Transferor of the Transfer Price, the Tranche Period(s) and the Tranche Rate(s) relating to such Transfer and the Transferor shall deliver to the Administrative Agent the Transfer Certificate in the form of Exhibit F hereto (the “Transfer Certificate”). The Administrative Agent shall indicate the amount of the initial Incremental Transfer together with the date thereof on the grid attached to the Transfer Certificate. On the date of each subsequent Incremental Transfer, the applicable Class Agent shall send written confirmation to the Transferor of the Transfer Price, the Tranche Period(s), the Transfer Date and the Tranche Rate(s) applicable to such Incremental Transfer. The Administrative Agent shall indicate the amount of the Incremental Transfer together with the date thereof as well as any decrease in each Net Investment, on the grid attached to the Transfer Certificate. The Transfer Certificate shall evidence the Incremental Transfers.

By no later than 11:00 a.m. (New York time) on any Transfer Date, each Class Investor participating in the Incremental Transfer occurring on such date shall remit its share (which, in the case of an Incremental Transfer to the Bank Investors for any Class shall be equal to each such Bank Investor’s Pro Rata Share) of the aggregate Transfer Price for such Transfer to the account of the Administrative Agent specified therefor from time to time by the Administrative Agent by notice to such Persons. The obligation of each Bank Investor of any Class to remit its Pro Rata Share of any such Transfer Price shall be several from that of each other Bank Investor of such Class and the failure of any such Bank Investor to so make such amount available to the Administrative Agent shall not relieve any other Bank Investor of such Class of its respective obligation hereunder. Following each Incremental Transfer and the Administrative Agent’s receipt of funds from the applicable Class Investors, as aforesaid, the Administrative Agent shall remit to the Transferor’s account at the location indicated in Section 11.3 hereof, in immediately available funds, an amount equal to the Transfer Price for such Incremental Transfer. Unless the Administrative Agent shall have received notice from a Class Investor that such Person will not make its share of any Transfer Price relating to any Incremental Transfer available on the applicable Transfer Date therefor, the Administrative Agent may (but shall have no obligation to) make such Person’s share of any such Transfer Price available to the Transferor in anticipation of the receipt by the Administrative Agent of such amount from such Person. To the extent any Class Investor fails to remit any such amount to the Administrative Agent after any such advance by the Administrative Agent on such Transfer Date, such Class Investor, on the one hand, and the Transferor on the other hand, shall be required to pay such amount, together with interest thereon at a per annum rate equal to the Federal funds rate (as determined in accordance with clause (ii) of the definition of “Base Rate”), in the case of such Class Investor, or the Base Rate, in the case of the Transferor, to the Administrative Agent upon its demand therefor (provided that no Class Conduit shall have any obligation to pay such interest amounts except to the extent that it shall have sufficient funds to pay the face amount of its Commercial Paper (or the commercial paper of its related issuer if the Class Conduit does not itself issue commercial paper) in full). Until such amount shall be repaid, such amount shall be deemed to be Aggregate Net Investment paid by the Administrative Agent and the Administrative Agent shall be deemed to be the owner of a Transferred Interest hereunder. Upon the payment of such amount to the Administrative Agent (x) by the Transferor, the amount of the Aggregate Net Investment shall be reduced by such amount or (y) by such Class Investor, such payment shall constitute such Class Investor’s payment of its share of the applicable Transfer Price for such Transfer.

(b) Reinvestment Transfers. With respect to each Class, on each Business Day occurring after the initial Incremental Transfer hereunder and prior to the Termination Date for such Class, and provided that no Termination Event or Potential Termination Event for such Class shall have occurred and be continuing, the Transferor hereby agrees to convey, transfer and assign to the Administrative Agent, on behalf of the Class Investors of such Class then owning any portion of the Transferred Interest, and in consideration of the Transferor’s agreement to maintain at all times prior to such Termination Date a Net Receivables Balance in an amount at least sufficient to maintain the Aggregate Percentage Factor at an amount not greater than the Maximum Percentage Factor, the Administrative Agent on behalf of the applicable Class Conduit may (at the option of such Class Conduit), and the Administrative Agent on behalf of the applicable Bank Investors shall (in either case, to the extent such Persons then own any portion of the Transferred Interest), purchase from the Transferor undivided percentage ownership interests in each and every Receivable, together with Related Security, Collections and Proceeds with respect thereto, to the extent that Collections are available for such Transfer in accordance with Section 2.5 hereof, such that after giving effect to such Transfer, (i) the amount of the Net Investment for such Class at the close of business on such Business Day shall be equal to the amount of the Net Investment for such Class at the close of business on the Business Day immediately preceding such Business Day plus the Transfer Price of any Incremental Transfer made by or on behalf of such Class Investors, as applicable, on such day, if any, and (ii) the Transferred Interest in each Receivable, together with Related Security, Collections and Proceeds with respect thereto, shall be equal to the Transferred Interest in each other Receivable, together with Related Security, Collections and Proceeds with respect thereto provided, that the representations and warranties set forth in Section 3.1 shall be true and correct both immediately before and immediately after giving effect to any such Transfer.

(c) All Transfers. With respect to each Class, each Transfer shall constitute a purchase by the Administrative Agent, on behalf of the applicable Class Investors for such Class, of an undivided percentage ownership interest in each and every Receivable, together with Related Security, Collections and Proceeds with respect thereto, then existing, as well as in each and every Receivable, together with Related Security, Collections and Proceeds with respect thereto, which arises at any time after the date of such Transfer. The Administrative Agent’s aggregate undivided percentage ownership interest in the Receivables, together with the Related Security, Collections and Proceeds with respect thereto, held on behalf of all Class Investors, shall equal the Aggregate Percentage Factor in effect from time to time. With respect to each Class, so long as the Administrative Agent on behalf of either the Class Conduit for such Class, on the one hand, or the Bank Investors for such Class, on the other hand, owns all of the Transferred Interest related to the Net Investment for such Class at such time, each of such Class Conduit’s and each such Bank Investor’s undivided percentage ownership interest in the Affected Assets shall equal such Person’s ratable share (determined on the basis of the relationship that such Person’s portion of Net Investment for such Class bears to the Aggregate Net Investment for all Classes at such time) of the Aggregate Percentage Factor at such time.

(d) Certificate. The Transferor shall issue to the Administrative Agent the Certificate, in the form of Exhibit M, on or prior to the date hereof.

(e) Aggregate Percentage Factor. The Aggregate Percentage Factor shall be initially computed as of the opening of business on May 19, 2000. Thereafter, with respect to each Class, until the Termination Date for such Class, the Percentage Factor for such Class shall be automatically recomputed as of the close of business of the Collection Agent on each day. The Percentage Factor for each Class shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made. The Percentage Factor with respect to each Class, as computed as of the day immediately preceding the Termination Date for such Class, shall remain constant at all times on and after such Termination Date, until the date on which the Net Investment for such Class has been reduced to zero, and all accrued Discounts and Servicing Fees for such Class have been paid in full and all other Aggregate Unpaids owing to the applicable Class Investor(s) for such Class have been paid in full to such Class Investors.

At no time shall the Aggregate Percentage Factor exceed one hundred percent (100%). Notwithstanding anything to the contrary contained herein, should the Aggregate Percentage Factor exceed one hundred percent (100%) at any time, the Percentage Factor for each Class shall be calculated pro rata, based upon the relationship of the Net Investment for such Class to the Aggregate Net Investment.

(f) Defaulting Bank Investor. If, by 2:00 p.m. (New York City time), one or more Bank Investors in any Class (each, a “Defaulting Bank Investor,” and each Bank Investor in such class other than any Defaulting Bank Investor being referred to as a “Non-Defaulting Bank Investor”) fails to make its Pro Rata Share of the Transfer Price available to the Administrative Agent pursuant to Section 2.2(a), or any Assignment Amount payable by it to its related Class Conduit pursuant to Section 10.7(a) (the aggregate amount not so made available being herein called in either case the “Deficit”), then the Administrative Agent shall, by no later than 2:30 p.m. (New York City time) on the applicable Transfer Date or the applicable date that such Assignment Amount is payable (the “Assignment Date”), as the case may be, instruct each Non-Defaulting Bank Investor to pay or deposit, by no later than 3:00 p.m. (New York City time), in immediately available funds, to the Administrative Agent or such Class Conduit, an amount equal to the lesser of (i) such Non-Defaulting Bank Investor’s proportionate share (based upon the relative Commitments of the Non-Defaulting Bank Investors) of the Deficit and (ii) its unused Commitment. A Defaulting Bank Investor shall forthwith, upon demand, pay to the Administrative Agent for the ratable benefit of the Non-Defaulting Bank Investors all amounts paid by each Non-Defaulting Bank Investor on behalf of such Defaulting Bank Investor, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Bank Investor until the date such Non-Defaulting Bank Investor has been paid such amounts in full, at a rate per annum equal to the sum of the Base Rate, plus 2.00% per annum. In addition, if, after giving effect to the provisions of the immediately preceding sentence, any Deficit with respect to any Assignment Amount continues to exist, each such Defaulting Bank Investor shall pay interest to the Administrative Agent, for the account of the related Class Conduit, on such Defaulting Bank Investor’s portion of such remaining Deficit, at a rate per annum, equal to the sum of the Base Rate, plus 2.00% per annum, for each day from the applicable Assignment Date until the date such Defaulting Bank Investor shall pay its portion of such remaining Deficit in full to such Class Conduit. For the avoidance of doubt, no Bank Investor shall be obligated pursuant to this paragraph (f) with respect to any Deficit created by a Bank Investor which is not a member of the same Class.

Section 2.3 Selection of Tranche Periods and Tranche Rates.

(a) Transferred Interest held by a Class Conduit Prior to a Termination Event. With respect to each Class, at all times hereafter, but prior to the occurrence of a Termination Event for such Class and not with respect to any portion of the Transferred Interest held by the Bank Investors for such Class (or any of them), the Transferor may, subject to the applicable Class Conduit’s approval and the limitations described below, request Tranche Periods with respect to such Class and allocate a portion of the Net Investment for such Class to each such selected Tranche Period, so that the aggregate amounts allocated to such outstanding Tranche Periods at all times shall equal the Net Investment held by such Class Conduit. The Transferor shall give the Administrative Agent irrevocable notice (which notice the Administrative Agent shall forward to the applicable Class Agent) by telephone of the new requested Tranche Period(s) and whether the requested Tranche Rate applicable thereto shall be the applicable CP Rate, the Base Rate or the Eurodollar Rate at least (i) three (3) Business Days prior to the expiration of any then existing Tranche Period if the Tranche Rate to be applicable to the new requested Tranche Period shall be the applicable Eurodollar Rate, (ii) two (2) Business Days prior to the expiration of any then existing Tranche Period if the Tranche Rate to be applicable to the new requested Tranche Period shall be the Base Rate, and (iii) two (2) Business Days prior to the expiration of any then existing Tranche Period if the Tranche Rate to be applicable to the new requested Tranche Period shall be the CP Rate; provided, however, that such Class Agent may select, in its reasonable discretion, any such new Tranche Period and the Tranche Rate if (i) the Transferor fails to provide such notice on a timely basis or (ii) such Class Agent determines, in its reasonable discretion, that the Tranche Rate or the Tranche Period requested by the Transferor is unavailable or for any reason commercially undesirable. Each Class Conduit confirms that it is its intention to allocate all or substantially all of the Net Investment held by it to one or more of its CP Tranche Periods; provided that such Class Conduit may determine from time to time, in its sole discretion, that funding such Net Investment by means of one or more of its CP Tranche Periods is not desirable for any reason. If a Liquidity Provider acquires from any Class Conduit a Purchased Interest with respect to the Receivables pursuant to the terms of the applicable Liquidity Provider Agreement, the applicable Class Agent, on behalf of such Liquidity Provider, may exercise the right of selection granted to such Class Conduit hereby. The initial Tranche Period applicable to any such Purchased Interest shall be a period of not greater than 14 days. In the case of any Tranche Period selected pursuant to this paragraph that is outstanding upon the occurrence of a Termination Event, such Tranche Period shall end on such date. Notwithstanding the foregoing, with respect to any portion of the Transferred Interest held by a Class Conduit which utilizes “pool” funding, such Class Conduit or its Class Agent shall select, in its sole discretion, all Tranche Periods and shall allocate a portion of the Net Investment for such Class to such Tranche Periods so that the aggregate amounts allocated to such outstanding Tranche Periods at all times shall equal the Net Investment held by such Class Conduit.

(b) Transferred Interest Held by a Class Conduit After a Termination Event. With respect to each Class, at all times on and after the occurrence of a Termination Event for such Class, with respect to any portion of the Transferred Interest held by a Class Conduit which shall not have been transferred to the related Bank Investors (or any of them), subject to Section 7.2(b) such Class Conduit or its Class Agent shall select all Tranche Periods and Tranche Rates applicable thereto.

(c) Transferred Interest Held by the Bank Investors Prior to a Termination Event. With respect to each Class, at all times with respect to any portion of the Transferred Interest held by the related Bank Investors (or any of them), but prior to the occurrence of a Termination Event for such Class, the initial Tranche Period applicable to such portion of the Net Investment for such Class allocable thereto shall be a period of not greater than 14 days and such Tranche shall be a BR Tranche. Thereafter, with respect to such portion, and with respect to any other portion of the Transferred Interest held by such Bank Investors (or any of them), provided that the Termination Date shall not have occurred, the Tranche Period applicable thereto shall be, at the Transferor’s option, either a BR Tranche Period or a Eurodollar Tranche Period. If no Termination Event shall have occurred and the only portion of the Transferred Interest which is funded by reference to the Eurodollar Rate is the portion thereof held by the Bank of America as a SUSI Issuer Bank Investor, the margin applicable to the Eurodollar Rate shall be adjusted as provided in the definition thereof. The Transferor shall give the Administrative Agent irrevocable notice by telephone of the new requested Tranche Period at least two (2) Business Days prior to the expiration of any then existing Tranche. In the case of any Tranche Period selected pursuant to this paragraph that is outstanding upon the occurrence of a Termination Event, the related Tranche Period shall end on the date of such occurrence.

(d) Transferred Interest Held by the Bank Investors After a Termination Date. With respect to each Class, at all times on and after the occurrence of a Termination Event for such Class and with respect to any portion of the Transferred Interest held by the related Bank Investors for such Class (or any of them), subject to Section 7.2(b), the applicable Class Agent shall select all Tranche Periods and Tranche Rates applicable thereto.

(e) Eurodollar Rate Protection; Illegality. (i) If the applicable Class Agent is unable to obtain on a timely basis the information necessary to determine the Eurodollar Rate for any proposed Eurodollar Tranche, then:

(A) the Administrative Agent shall forthwith notify the applicable Class Investors and the Transferor that the Eurodollar Rate cannot be determined for such Eurodollar Tranche, as applicable; and

(B) while such circumstances exist, neither any Class Investor nor the Administrative Agent shall allocate any portion of the Net Investment purchased by such Person during such period or reallocate the Net Investment allocated to any then existing Tranche ending during such period, to a Eurodollar Tranche.

(ii) If, with respect to any outstanding Eurodollar Tranche, any Class Investor owning any portion of the Transferred Interest therein notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such portion of the Transferred Interest or that the Eurodollar Rate applicable to such portion of the Transferred Interest will not adequately reflect the cost to such Class Investor of funding or maintaining its respective portion of the Transferred Interest for such Tranche Period then the Administrative Agent shall forthwith so notify the Transferor, whereupon neither the Administrative Agent nor any of the Class Investors, as applicable, shall, while such circumstances exist, allocate any portion of the Net Investment with respect to such Class of any additional Transferred Interest purchased during such period or reallocate the Net Investment with respect to such Class allocated to any Tranche Period ending during such period, to an applicable Eurodollar Tranche.

(iii) Notwithstanding any other provision of this Agreement, if any Class Investor, as applicable, shall notify the Administrative Agent that such Class Investor has determined (or has been notified by any related Liquidity Provider) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful (for such Class Investor or such related Liquidity Provider, as applicable), or any central bank or other governmental authority asserts that it is unlawful, for such Class Investor or Liquidity Provider, as applicable, to fund the purchases or maintenance of the Transferred Interest at the Eurodollar Rate, then (x) as of the effective date of such notice from such Person to the Administrative Agent, the obligation or ability of such Class Investor to fund its purchase or maintenance of the Transferred Interest at the Eurodollar Rate shall be suspended until such Person notifies the Administrative Agent that the circumstances causing such suspension no longer exist and (y) the Net Investment of each Eurodollar Tranche in which such Person owns an interest shall either (1) if such Person may lawfully continue to maintain such Transferred Interest at the Eurodollar Rate until the last day of the applicable Tranche Period be reallocated on the last day of such Tranche Period to another Tranche Period in respect of which such Net Investment allocated thereto accrues Discount at the applicable Tranche Rate other than the Eurodollar Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Transferred Interest at the Eurodollar Rate until the end of the applicable Tranche Period such Person’s share of the Net Investment allocated to such Eurodollar Tranche shall be deemed to accrue Discount at the Base Rate from the effective date of such notice until the end of such Tranche Period.

Section 2.4 Discount, Fees and Other Costs and Expenses. The Transferor shall pay, as and when due in accordance with this Agreement, all fees hereunder, all amounts payable pursuant to Article VIII hereof, if any, and the Servicing Fees. With respect to each Class, on the last day of each Tranche Period or, for any Conduit (or its related commercial paper issuer if the Conduit does not itself issue commercial paper) that utilizes “pool funding” on or prior to the fifth Business Day of the calendar month following the applicable Tranche Period, the Transferor shall pay to the Administrative Agent on behalf of the related Class Conduit (or its related commercial paper issuer), and the Administrative Agent shall pay such payment to such Class Conduit (or its related commercial paper issuer), in the event any portion of the Transferred Interest is held by such Class Conduit (or its related commercial paper issuer), an amount equal to the Discount accrued on such Class Conduit’s (or its related commercial paper issuer’s) Commercial Paper to the extent such Commercial Paper was issued in order to fund such portion of the Transferred Interest in an amount in excess of the Transfer Price of an Incremental Transfer, which excess amount shall not exceed $5,000. The Transferor shall pay to the Administrative Agent on behalf of the applicable Class Conduit (or its related commercial paper issuer) each day on which Commercial Paper is issued by such Class Conduit (or its related commercial paper issuer), the applicable Dealer Fee, and the Administrative Agent shall pay such Dealer Fee to such Class Conduit; provided, however, that at the election of a Class Conduit, Dealer Fees accrued over the course of any calendar month in respect of Related Commercial Paper may be payable by the Transferor on the last day of one or more Tranche Periods ending during the succeeding calendar month. The applicable Discount shall accrue with respect to each respective Tranche on each day occurring during the Tranche Period related thereto. Nothing in this Agreement shall limit in any way the obligations of the Transferor to pay the amounts set forth in this Section 2.4.

Section 2.5 Non-Liquidation Settlement and Reinvestment Procedures. With respect to each Class, on each day after the date of any Incremental Transfer but prior to the Termination Date for such Class and provided in each case that no Termination Event or Potential Termination Event for which there is no grace period shall have occurred and be continuing for such Class, the Collection Agent shall out of the Percentage Factor for such Class of Collections received on or prior to such day and not previously applied or accounted for: (i) set aside and hold in trust for the applicable Class Investors for such Class (or deposit into the Collection Account if so required pursuant to Section 2.12 hereof), an amount equal to all Discount (which, in the case of Discount computed by reference to the CP Rate with respect to any Class Conduit that utilizes “pool” funding, shall be determined for such purpose using the CP Rate most recently determined by the related Class Agent, multiplied by the Fluctuation Factor) for such Class and the Servicing Fee accrued through such day and not so previously set aside or paid and (ii) apply the balance of the Aggregate Percentage Factor of Collections remaining after application of Collections as provided in clause (i) of this Section 2.5 to the Transferor, for the benefit of the Class Investors, as applicable, to the purchase of additional undivided percentage interests in each Receivable pursuant to Section 2.2(b) hereof. On the last day of each Tranche Period for each Class from the amounts set aside as described in clause (i) of the first sentence of this Section 2.5, the Collection Agent shall deposit to the Administrative Agent’s account, for the benefit of the applicable Class Investors for such Class, an amount equal to the accrued and unpaid Discount for such Class and for such Tranche Period and shall deposit to its own account an amount equal to the accrued and unpaid Servicing Fee for such Tranche Period. The Administrative Agent, upon its receipt of such amounts in the Administrative Agent’s account, shall distribute such amounts to the Class Investors entitled thereto as set forth above; provided that if the Administrative Agent shall have insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay such amounts ratably (based on the amounts owing to each such Class Investor) to all such Class Investors entitled to payment thereof. In addition, the Collection Agent shall remit to the Transferor at the end of each Tranche Period, as provided in Section 6.2(b), such portion of Collections not allocated to the Class Investors.

Section 2.6 Liquidation Settlement Procedures. If at any time on or prior to the Termination Date for such Class the Aggregate Percentage Factor is greater than the Maximum Percentage Factor, then the Transferor shall immediately pay to the Administrative Agent, for the benefit of the Class Investors from previously received Collections, an amount equal to the amount such that, when applied in reduction of the Aggregate Net Investment, will result in an Aggregate Percentage Factor less than or equal to the Maximum Percentage Factor. Such amounts shall be applied pro rata to the reduction of the Net Investment for each Class of the Tranche Periods selected by the Class Agent for such Class.

With respect to each Class, on the Termination Date for such Class and on each day thereafter, and on each day on which a Termination Event or Potential Termination Event has occurred and is continuing for such Class, the Collection Agent shall set aside and hold in trust for the applicable Class Investors for such Class (or deposit into the Collection Account if so required pursuant to Section 2.12 hereof) the Percentage Factor for such Class of all Collections received on such day and shall set aside and hold in trust for the Transferor such portion of Collections not allocated to the Class Investors. On each such Termination Date or the day on which a Termination Event or Potential Termination Event for such Class for which there is no grace period occurs, the Collection Agent shall deposit to the Administrative Agent’s account, for the benefit of the applicable Class Investors for such Class, any amounts set aside pursuant to Section 2.5 above. With respect to each Class, on the last day of each Tranche Period to occur on or after such Termination Date for such Class or during the continuance of a Termination Event or Potential Termination Event for such Class, the Collection Agent shall deposit to the Administrative Agent’s account to the extent not already so deposited, for the benefit of the Class Investors for such Class, the amounts so set aside for such Class Investors, pursuant to the second preceding sentence, but not to exceed the sum of (i) the accrued Discount (which, in the case of Discount computed by reference to the CP Rate with respect to any Class Conduit that utilizes “pool” funding, shall be determined for such purpose using the CP Rate most recently determined by the related Class Agent, multiplied by the Fluctuation Factor) for such Tranche Period (ii) the portion of the Net Investment allocated to such Tranche Period and (iii) all other Aggregate Unpaids owing to such Class Investors. On such day, the Collection Agent shall deposit to its account, from the amounts set aside for such Class, pursuant to the preceding sentence which remain after payment in full of the aforementioned amounts, the accrued Servicing Fee for such Tranche Period. If there shall be insufficient funds on deposit for the Collection Agent to distribute funds in payment in full of the aforementioned amounts, the Collection Agent shall distribute funds first, if the Transferor, Tech Data or any Affiliate of the Transferor or Tech Data is not then the Collection Agent, to the Collection Agent’s account, in payment of the Servicing Fee payable to the Collection Agent, second, in payment of all fees payable by the Transferor to the Administrative Agent or any of the Class Investors, third, in payment of the accrued Discount to each Class, fourth, in reduction of the Net Investment allocated to any Tranche Period ending on such date, fifth, in payment of all other Aggregate Unpaids owing to the Class Investors, as applicable, and sixth, if the Transferor, Tech Data or any Affiliate of the Transferor or Tech Data is the Collection Agent, to its account as Collection Agent, in payment of the Servicing Fee payable to such Person as Collection Agent. The Administrative Agent, upon its receipt of such amounts in the Administrative Agent’s account, shall distribute such amounts to the Class Investors, each as entitled thereto as set forth above; provided that if the Administrative Agent shall have insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay such amounts in the order of priority set forth above and, with respect to any such category above for which the Administrative Agent shall have insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to such Persons) among all such Persons entitled to payment thereof.

Following the date after all Termination Dates on which the Aggregate Net Investment has been reduced to zero, all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full, (i) the Collection Agent shall recompute the Percentage Factor for each Class, (ii) the Administrative Agent, on behalf of the Class Investors, shall be considered to have reconveyed to the Transferor all of the Class Investors’ right, title and interest in and to the Affected Assets (including the Transferred Interest), (iii) the Collection Agent shall pay to the Transferor any remaining Collections set aside and held by the Collection Agent pursuant to the third sentence of this Section 2.6 and (iv) the Administrative Agent, on behalf of the applicable Class Investor(s), shall execute and deliver to the Transferor, at the Transferor’s expense, such documents or instruments as are necessary to terminate the Class Investors’ respective interests in the Affected Assets. Any such documents shall be prepared by or on behalf of the Transferor. On the last day of each Tranche Period, the Collection Agent shall remit to the Transferor such portion of Collections set aside for the Transferor pursuant to this Section 2.6.

Section 2.7 Fees. Notwithstanding any limitation on recourse contained in this Agreement, the Transferor shall pay, on the last day of each month, to the Administrative Agent, for distribution to the Class Investors, in each case as agreed between themselves, all of the applicable Program Fee and the applicable Facility Fee. In addition, the Transferor shall pay to the Administrative Agent an administrative fee as set forth in the Supplemental Fee Letter. The Transferor acknowledges that the foregoing fees are non-refundable.

Section 2.8 Protection of Ownership Interest of the Class Investors. (a) The Transferor agrees that it will, and will cause the Seller to, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Administrative Agent or any Class Agent may reasonably request in order to perfect or protect the Transferred Interest or to enable the Administrative Agent or any of the Class Investors to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the Transferor will, and will cause the Seller to, upon the reasonable request of the Administrative Agent or any of the Class Investors, in order to accurately reflect this purchase and sale transaction, (x) execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant to Section 11.6 hereof) as may be requested by the Administrative Agent or any of the Class Investors and (y) mark its and the Seller’s respective master data processing records and other documents with a legend describing the conveyance to the Transferor and the conveyance to the Administrative Agent, for the benefit of the Class Investors, of the Transferred Interest in the manner required by Section 5.1(n). The Transferor shall, and will cause the Seller to, upon the reasonable request of the Administrative Agent or any of the Class Investors, obtain such additional search reports as the Administrative Agent or any of the Class Investors shall request. To the fullest extent permitted by applicable law, the Administrative Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Transferor’s or the Seller’s signature. The Transferor shall not, and shall not permit the Seller to, change its respective name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC as in effect in the State of New York, Delaware or California, as applicable,) nor relocate its respective chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent at least thirty (30) days prior notice thereof and (ii) prepared at Transferor’s expense and delivered to the Administrative Agent all financing statements, instruments and other documents necessary to preserve and protect the Transferred Interest or requested by the Administrative Agent or any Class Agent in connection with such change or relocation. Any filings under the UCC or otherwise that are occasioned by such change in name or location shall be made at the expense of Transferor.

(b) The Collection Agent shall instruct all Obligors and Financing Parties to cause all Collections to be deposited directly with a Lock-Box Bank. Any Lock-Box Account maintained by a Lock-Box Bank pursuant to the related Lock-Box Agreement shall be under the exclusive ownership and control of the Administrative Agent which is hereby granted to the Administrative Agent by the Seller and the Transferor. The Collection Agent shall be permitted to give instructions to the Lock-Box Banks for so long as neither a Collection Agent Default nor any other Termination Event has occurred hereunder. The Collection Agent shall not add any bank as a Lock-Box Bank to those listed on Exhibit C attached hereto unless such bank has entered into a Lock-Box Agreement. The Collection Agent shall not terminate any bank as a Lock-Box Bank unless the Administrative Agent shall have received fifteen (15) days’ prior notice of such termination. If the Transferor receives any Collections or is deemed to receive any Collections pursuant to Section 2.9, the Transferor shall immediately remit such Collections to a Lock-Box Account. Any Collections that are received by the Seller or the Collection Agent shall be immediately, but in any event within forty-eight (48) hours of receipt, deposited into a Lock-Box Account or a bank account (the “Collection Agent Account”) established by the Collection Agent pursuant to an agreement between the Collection Agent, the Administrative Agent and a bank consented to by the Administrative Agent, which shall be substantially in the form of a Lock-Box Agreement.

Section 2.9 Deemed Collections; Application of Payments. (a) If on any day the Outstanding Balance of a Receivable is either (x) reduced as a result of any defective, rejected or returned merchandise or services, any discount, credit, rebate, dispute, warranty claim, repossessed or returned goods, chargeback, allowance, any billing adjustment, dilutive factor or other adjustment, or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Transferor shall be deemed to have received on such day a Collection of such Receivable (each, a “Deemed Collection”) in the amount of such reduction or cancellation and the Transferor shall pay to the Collection Agent an amount equal to such reduction or cancellation and such amount shall be applied by the Collection Agent as a Collection in accordance with Section 2.5 or 2.6 hereof, as applicable. The Net Investment with respect to each Class shall be reduced by the amount of such payment applied to the reduction of such Net Investment and actually received by the Administrative Agent for the benefit of the Class Investors.

(b) If on any day any of the representations or warranties in Article III was or becomes untrue with respect to a Receivable (whether on or after the date of any transfer of an interest therein to the Administrative Agent or any of the Class Investors as contemplated hereunder), the Transferor shall be deemed to have received on such day a Collection of such Receivable (each, a “Deemed Collection”) in full and the Transferor shall on such day pay to the Collection Agent an amount equal to the Outstanding Balance of such Receivable and such amount shall be allocated and applied by the Collection Agent as a Collection allocable to the Transferred Interest in accordance with Section 2.5 or 2.6 hereof, as applicable. The Net Investment with respect to each Class shall be reduced by the amount of such payment applied to the reduction of such Net Investment, and actually received by the Administrative Agent for the benefit of the Class Investors.

(c) Any payment by an Obligor (or by a Financing Party on its behalf) in respect of any indebtedness owed by it to the Transferor shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor included in the Transferred Interest (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

Section 2.10 Payments and Computations, Etc. All amounts to be paid or deposited by the Transferor or the Collection Agent hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in immediately available funds; if such amounts are payable to any Class Investor they shall be paid or deposited in the account notified by the Administrative Agent. The Transferor shall, to the extent permitted by law, pay to the Administrative Agent, for the benefit of the Class Investors, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to 1% per annum plus the Base Rate. All computations of Discount, interest and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Administrative Agent of amounts payable by the Transferor hereunder shall be binding upon the Transferor absent manifest error.

Section 2.11 Reports. (a) Prior to the 15th day of each month, the Collection Agent shall prepare and forward to each Class Agent and the Administrative Agent (i) an Investor Report (including without limitation, a settlement statement and a certification as to the Net Receivables Balance) together with an aging of all Receivables, as of the close of business of the Collection Agent on the last day of the immediately preceding month, (ii) if requested by any of the Class Agents, a listing by Obligor of all Receivables together with an aging of such Receivables and (iii) such other information as any Class Agent or the Administrative Agent may reasonably request, which may include collection, payment rate, default and delinquency data with respect to any one or more Special Obligors.

(b) Notwithstanding anything in the foregoing Section 2.11(a), if the long term debt rating of Tech Data shall be “BB” or below from Standard & Poor’s or “Ba2” or below from Moody’s, prior to the first Business Day of each week, the Collection Agent shall prepare and forward to each Class Agent and the Administrative Agent an Investor Report (including without limitation, a settlement statement and a certification as to the Net Receivables Balance and the calculation thereof).

Section 2.12 Collection Account. There shall be established on the day of the initial Incremental Transfer hereunder and maintained, for the benefit of the Class Investors, with the Administrative Agent, a segregated account (the “Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Class Investors. On and after the occurrence of a Collection Agent Default or a Termination Event, the Collection Agent shall remit daily within forty-eight hours of receipt to the Collection Account all Collections received with respect to any Receivables. Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Administrative Agent in Eligible Investments that will mature so that such funds will be available prior to the last day of each successive Tranche Period following such investment. On the last day of each calendar month, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be retained in the Collection Account and be available to make any payments required to be made hereunder (including any Discount) to the Administrative Agent or the applicable Class Investors. On the date after all Termination Dates on which the Aggregate Net Investment is zero, all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full, any funds remaining on deposit in the Collection Account shall be paid to the Transferor.

Section 2.13 Sharing of Payments, Etc. If any Class Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any portion of the Transferred Interest owned by it (other than pursuant to Section 2.7, or Article VIII and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.5 or 2.6) in excess of its ratable share of payments on account of any portion of the Transferred Interest obtained by such Class Investor, each as entitled thereto, such Recipient shall forthwith purchase from the other Class Investors entitled to a share of such amount participations in the portion of the Transferred Interest owned by such Class Investors as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Class Investor shall be rescinded and each such other Class Investor shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Class Investor’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

Section 2.14 Rights of Set-off. Without in any way limiting the provisions of Section 2.13, each Class Investor is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date for its Class or during the continuance of a Termination Event or a Potential Termination Event for its Class to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Class Investor to, or for the account of, the Transferor against the amount of the Aggregate Unpaids owing by the Transferor to such Class Investor (even if contingent or unmatured).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Transferor. The Transferor represents and warrants to the Class Investors, the Class Agents and the Administrative Agent:

(a) Organization Existence; Compliance with Law. The Transferor (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power or other organizational power and authority and the legal right to own and operate its property and to conduct its business, and (iii) is in compliance with all Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Transferor of this Agreement, the Purchase Agreement, the Fee Letter, the Supplemental Fee Letter, the Certificate and the Transfer Certificate are within the Transferor’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, Official Body or official thereof (except as contemplated by Section 2.8 hereof), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of the Transferor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Transferor or result in the creation or imposition of any Adverse Claim on the assets of the Transferor or any of its Subsidiaries (except as contemplated by Section 2.8 hereof).

(c) Binding Effect. Each of this Agreement, the Purchase Agreement, the Fee Letter, the Supplemental Fee Letter and the Certificate constitutes and the Transfer Certificate upon payment of the Transfer Price set forth therein will constitute, the legal, valid and binding obligation of the Transferor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Perfection. Immediately preceding each Transfer hereunder, the Transferor shall be the owner of all of the Receivables, free and clear of all Adverse Claims. On or prior to each Transfer and each recomputation of the Transferred Interest, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Transferred Interest against all creditors of and purchasers from the Transferor and Tech Data will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All information heretofore furnished by the Transferor (including without limitation, the Investor Report furnished on a monthly basis and the Transferor’s financial statements) to any Class Investor, any Class Agent or the Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Transferor to any Class Investor, any Class Agent or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

(f) Tax Status. The Transferor has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

(g) Action, Suits. Except as set forth in Exhibit H, there are no actions, suits or proceedings pending, or to the knowledge of the Transferor threatened, against or affecting the Transferor or any Affiliate of the Transferor or their respective properties, in or before any court, arbitrator or other body, which may materially adversely affect the financial condition of the Transferor and the Subsidiaries taken as a whole or materially adversely affect the ability of Transferor to perform its obligations under this Agreement.

(h) Use of Proceeds. No proceeds of any Transfer will be used by the Transferor to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Place of Business. The principal place of business and chief executive office of the Transferor are located at the address of the Transferor indicated in Section 11.3 hereof and the offices where the Transferor keeps all its Records, are located at the address(es) described on Exhibit I or such other locations notified to the Administrative Agent in accordance with Section 2.8 hereof in jurisdictions where all action required by Section 2.8 hereof has been taken and completed.

(j) Good Title. Upon each Transfer and each recomputation of the Transferred Interest, the Administrative Agent, on behalf of the applicable Class Investor(s), shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the Transferred Interest or a first priority perfected security interest in each Receivable that exists on the date of such Transfer and recomputation and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim.

(k) Tradenames, Etc. As of the date hereof: (i) the Transferor has only the Subsidiaries and divisions listed on Exhibit J hereto; and (ii) the Transferor has, within the last five (5) years, operated only under the tradenames identified in Exhibit J hereto, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit J hereto.

(l) Nature of Receivables. Each Receivable (x) represented by the Transferor or the Collection Agent to be an Eligible Receivable (including in any Investor Report or other report delivered pursuant to Section 2.11 hereof) or (y) included in the calculation of the Net Receivables Balance in fact satisfies at such time the definition of “Eligible Receivable” set forth herein and is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended and, in the case of clause (y) above, is not a Receivable of the type described in clauses (i) through (iii) of the definition of “Net Receivables Balance.”

(m) Coverage Requirement; Amount of Receivables. The Aggregate Percentage Factor does not exceed the Maximum Percentage Factor.

(n) No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event for any Class or if either such event has occurred, the Transferor has notified the Administrative Agent in writing of either such event immediately upon learning of the occurrence thereof, describing the same and if applicable, the steps being taken by the Person(s) affected with respect thereto.

(o) Not an Investment Company. The Transferor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

(p) ERISA. The Transferor and each of its ERISA Affiliates is in compliance in all material respects with ERISA and no ERISA lien exists on any of the Receivables.

(q) Lock-Box Accounts. The name and address of the Bank where the Collection Agent Account is maintained, together with the account number of such account, and the names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit C hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrative Agent and for which Lock-Box Agreements have been executed in accordance with Section 2.8(b) hereof and delivered to the Collection Agent). All Obligors and Financing Parties have been instructed to make payment to a Lock-Box Account and only Collections are deposited into the Lock-Box Accounts.

(r) Nonconsolidation. The Transferor is operated in such manner that the separate corporate existence of the Transferor, on the one hand, and Tech Data or any Affiliate thereof, on the other hand, shall not be disregarded and, without limiting the generality of the foregoing:

(i) the Transferor is a limited purpose corporation whose activities are restricted in its Certificate of Incorporation to activities related to purchasing or otherwise acquiring receivables and related property (including the Receivables and the Related Security) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

(ii) the Transferor has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the Transferor entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of each Class Agent and the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iii) (A) the Transferor maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the Transferor are not and have not been diverted to any other Person or for other than the corporate use of the Transferor and (C), except as may be expressly permitted by this Agreement, the funds of the Transferor are not and have not been commingled with those of any of its Affiliates;

(iv) to the extent that the Transferor contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the Transferor and such entities for whose benefit the goods and services are provided, and each of the Transferor and each such entity bears its fair share of such costs; and all material transactions between the Transferor and any of its Affiliates shall be only on an arm’s-length basis;

(v) the Transferor maintains a principal executive and administrative office through which its business is conducted and a telephone number and stationery through which all business correspondence and communication are conducted, in each case separate from those of Tech Data and its Affiliates;

(vi) the Transferor conducts its affairs strictly in accordance with its certificate of incorporation and observes all necessary, appropriate and customary corporate formalities, including (A) holding all regular and special stockholders’ and directors’ meetings appropriate to authorize all corporate action (which, in the case of regular stockholders’ and directors’ meetings, are held at least annually), (

(vii) B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(viii) all decisions with respect to its business and daily operations are independently made by the Transferor (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the Transferor) and are not dictated by any Affiliate of the Transferor;

(ix) the Transferor acts solely in its own corporate name and through its own authorized officers and agents, and no Affiliate of the Transferor shall be appointed to act as its agent, except as expressly contemplated by this Agreement;

(x) no Affiliate of the Transferor advances funds to the Transferor, other than as is otherwise provided herein or in the other Transaction Documents, and no Affiliate of the Transferor otherwise supplies funds to, or guaranties debts of, the Transferor; provided, however, that an Affiliate of the Transferor may provide funds to the Transferor in connection with the capitalization of the Transferor;

(xi) other than organizational expenses and as expressly provided herein, the Transferor pays all expenses, indebtedness and other obligations incurred by it;

(xii) the Transferor does not guarantee, and is not otherwise liable, with respect to any obligation of any of its Affiliates;

(xiii) any financial reports required of the Transferor comply with generally accepted accounting principles and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xiv) at all times the Transferor is adequately capitalized to engage in the transactions contemplated in its certificate of incorporation;

(xv) the financial statements and books and records of the Transferor and Tech Data reflect the separate corporate existence of the Transferor;

(xvi) the Transferor does not act as agent for Tech Data or any Affiliate thereof, but instead presents itself to the public as a corporation separate from each such member and independently engaged in the business of purchasing and financing the Receivables;

(xvii) the Transferor maintains a three-person board of directors, including at least one independent director, who has never been, and shall at no time be a stockholder, director, officer, employee or associate, or any relative of the foregoing, of Tech Data or any Affiliate thereof (other than the Transferor and any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any Tech Data or any Affiliate thereof), all as provided in its certificate or articles of incorporation, and is otherwise reasonably acceptable to each Class Agent and the Administrative Agent; and

(xviii) the certificate of incorporation of the Transferor requires the affirmative vote of the independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Transferor, and the Transferor to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of directors.

(s) Compliance with Credit and Collection Policy. The Transferor has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material changes to such Credit and Collection Policy, except such material change as to which the Agent has been notified.

(t) Accounting. The manner in which the Transferor accounts for the transactions contemplated by this Agreement and the Purchase Agreement does not jeopardize the trust sale analysis pursuant to the Purchase Agreement.

Section 3.2 Reaffirmation of Representations and Warranties by the Transferor. On each day that a Transfer is made hereunder, the Transferor, by accepting the proceeds of such Transfer, whether delivered to the Transferor pursuant to Section 2.2(a) or Section 2.5 hereof, shall be deemed to have certified that all representations and warranties described in Section 3.1 hereof are correct on and as of such day as though made on and as of such day. Each Incremental Transfer shall be subject to the further condition precedent that prior to the date of such Transfer, the Collection Agent shall have delivered to each Class Agent and the Administrative Agent, in form and substance satisfactory to the each Class Agent and the Administrative Agent, a completed Investor Report dated within 14 days prior to the date of such Transfer, together with a listing by Obligor, if requested, and such additional information as may be reasonably requested by any Class Agent or the Administrative Agent; and the Transferor shall be deemed to have represented and warranted that such conditions precedent have been satisfied.

Any document, instrument, certificate or notice delivered to any Class Investor hereunder shall be deemed a representation and warranty by the Transferor to the extent that such document, instrument, certificate or notice contains any statement of fact, which shall not include forward-looking statements.

Section 3.3 Representations and Warranties of Tech Data, as Collection Agent. Tech Data, as Collection Agent represents and warrants to the Class Investors, the Class Agents and the Administrative Agent that:

(a) Corporate Existence and Power. Tech Data is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by Tech Data of this Agreement, the Fee Letter, the Supplemental Fee Letter and the Purchase Agreement are within Tech Data’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof (except for the filing of UCC financing statements in connection with the Purchase Agreement), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of Tech Data or of any agreement, judgment, injunction, order, decree or other instrument binding upon Tech Data or result in the creation or imposition of any Adverse Claim on the assets of Tech Data or any of its Subsidiaries except as contemplated by this Agreement and the Purchase Agreement.

(c) Binding Effect. Each of this Agreement, the Fee Letter, the Supplemental Fee Letter and the Purchase Agreement constitute the legal, valid and binding obligation of Tech Data, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

(d) Accuracy of Information. All information heretofore furnished by Tech Data to the Transferor, any Class Agent, any Class Investor or the Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Tech Data to the Transferor, any Class Agent, any Class Investor or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

(e) Tax Status. Tech Data has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

(f) Action, Suits. Except as set forth in Exhibit H hereto, there are no actions, suits or proceedings pending, or to the knowledge of Tech Data threatened, against or affecting Tech Data or any Affiliate of Tech Data or their respective properties, in or before any court, arbitrator or other body, which may materially adversely affect the financial condition of Tech Data and its Subsidiaries taken as a whole or materially adversely affect the ability of Tech Data to perform its obligations under this Agreement.

(g) Credit and Collection Policy. Since March 30, 2000 there have been no material changes in Tech Data’s Credit and Collection Policy; since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.

(h) Collections and Servicing. Since March 30, 2000 there has been no material adverse change in the ability of Tech Data to service and collect the Receivables.

(i) Place of Business. The principal place of business and chief executive office of Tech Data are located at the address of Tech Data indicated in Section 11.3 hereof and the offices where Tech Data keeps all its Records, are located at the address(es) described on Exhibit I or such other locations notified to the Administrative Agent in accordance with Section 2.8 hereof in jurisdictions where all action required by Section 2.8 hereof has been taken and completed.

(j) Tradenames, Etc. As of the date hereof: (i) Tech Data has, within the last five (5) years, operated only under the tradenames that it has protected, and, within the last five (5) years, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit J hereto.

(k) Nature of Receivables. Each Receivable is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended.

(l) No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event for any Class or if either such event has occurred, Tech Data has notified the Administrative Agent in writing of either such event immediately upon learning of the occurrence thereof, describing the same and if applicable, the steps being taken by the Person(s) affected with respect thereto.

(m) Not an Investment Company. Tech Data is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

(n) ERISA. Tech Data is in compliance in all material respects with ERISA and no lien exists in favor of the Pension Benefit Guaranty Corporation on any of the Receivables.

Section 3.4 Reaffirmation of Representations and Warranties by Tech Data, as Collection Agent. On each day that a Transfer is made hereunder, Tech Data shall be deemed to have certified that all representations and warranties described in Section 3.3 are correct on and as of such day as though made on and as of such day.

Any document, instrument, certificate or notice delivered to the Administrative Agent, any Class Agent or any Class Investor hereunder shall be deemed a representation and warranty by Tech Data.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing. On or prior to the date of execution hereof, the Transferor shall deliver to the Administrative Agent and each Class Agent the following documents, instruments and fees all of which shall be in a form and substance acceptable to the Administrative Agent and each Class Agent:

(a) A copy of the resolutions of the Board of Directors of the Transferor and Tech Data certified by its Secretary approving the execution, delivery and performance by the Transferor and Tech Data of this Agreement, the Purchase Agreement and the other Transaction Documents to be delivered by the Transferor and Tech Data hereunder or thereunder.

(b) The Articles of Incorporation of the Transferor and of Tech Data certified by the Secretary of State or other similar official of the Transferor’s and Tech Data’s respective jurisdictions of incorporation, each dated a date reasonably prior to the Closing Date.

(c) A Good Standing Certificate for the Transferor and a Certificate of Status for Tech Data issued by the Secretary of State or a similar official of the Transferor’s and Tech Data’s respective jurisdictions of incorporation and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and the other Transaction Documents, in each case, dated a date reasonably prior to the Closing Date.

(d) A Certificate of the Secretary of the Transferor and Tech Data substantially in the form of Exhibit L attached hereto certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement, the Purchase Agreement, the Certificate, the Fee Letter, the Supplemental Fee Letter and any other documents to be delivered by it hereunder (on which Secretary’s Certificates each Class Investor may conclusively rely until such time as the Administrative Agent shall receive from the Transferor and Tech Data a revised Certificate meeting the requirements of this clause (d)(i)) and (ii) a copy of the Transferor’s and Tech Data’s By-Laws.

(e) Copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date of the initial Incremental Transfer naming the Transferor as the debtor in favor of the Administrative Agent, as secured party for the benefit of the Class Investors, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Administrative Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Administrative Agent’s undivided percentage interest in all Receivables and the Related Security and Collections relating thereto.

(f) Copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date of the initial Incremental Transfer naming Tech Data as the debtor in favor of the Transferor as secured party and the Administrative Agent, for the benefit of the Class Investors, as assignee of the secured party or other similar instruments or documents as may be necessary or in the reasonable opinion of the Administrative Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s ownership interest in all Receivables.

(g) Copies of proper financing statements (Form UCC-3) necessary to terminate all security interests and other rights of any person in Receivables previously granted by Tech Data or any of its Subsidiaries.

(h) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Administrative Agent) dated a date reasonably near the date of the initial Incremental Transfer listing all effective financing statements which name the Transferor or the Seller (under their respective present names and any previous names) as debtor and which are filed in jurisdictions in which the filings were made pursuant to items (e) or (f) above together with copies of such financing statements (none of which shall cover any Receivables or Contracts).

(i) Executed copies of the Lock-Box Agreements, relating to each of the Lock-Boxes and the Lock-Box Accounts, and an executed copy of the agreement referred to in Section 2.8(b).

(j) An opinion of David Vetter, counsel to Tech Data, addressing certain corporate matters relating to Tech Data, covering the appropriate matters set forth in Exhibit K hereto.

(k) An opinion of Holland & Knight, LLP, special counsel to the Transferor, addressing certain corporate and bankruptcy matters relating to the Transferor, covering the appropriate matters set forth in Exhibit K hereto, which shall include, among other things, opinions as to “true sale” and nonconsolidation.

(l) A certificate of the Transferor and Tech Data in the form of Exhibit L-1 and Exhibit L-2 hereto.

(m) A hard copy, microfiche or computer tape setting forth all Receivables and the Outstanding Balances thereon and such other information as the Administrative Agent may reasonably request.

(n) An executed copy of this Agreement, the Purchase Agreement and the Fee Letter.

(o) The Transfer Certificate, duly executed by the Transferor.

(p) The Certificate, duly executed by the Transferor and appropriately completed.

(q) The agreements necessary to terminate the Existing Agreement and any agreements and other ancillary documents related thereto.

(r) Such other documents, instruments, certificates and opinions as the Administrative Agent or any Class Agent, shall reasonably request.

ARTICLE V

COVENANTS

Section 5.1 Affirmative Covenants of Transferor. At all times from the date hereof to the later to occur of (i) the Termination Dates or (ii) the date on which the Aggregate Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless the Administrative Agent, with the consent of the Majority Investors, shall otherwise consent in writing:

(a) Reports. The Transferor shall deliver to the Administrative Agent and each Class Agent:

(i) Annual Reporting. Within ninety-five (95) days after the close of each of its fiscal years, for itself consolidated and consolidating unaudited balance sheets as at the close of such fiscal year and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such fiscal year, all certified by one of its Responsible Officers.

(ii) Quarterly Reporting. Within fifty (50) days after the close of the first three quarterly periods of each of its fiscal years, for itself consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by one of its Responsible Officers.

(iii) Compliance Certificate. Within ninety-five (95) days of the close of each of its fiscal years and within fifty (50) days of the close of each of the first three fiscal quarters of each of its fiscal years, a compliance certificate signed by one of its Responsible Officers stating that no Termination Event or Potential Termination Event exists for any Class, or if any Termination Event or Potential Termination Event exists for any Class, stating the nature and status thereof.

(iv) Notice of Termination Events or Potential Termination Events. As soon as possible and in any event within two days after the occurrence of each Termination Event or each Potential Termination Event for each Class, a statement of the chief financial officer or chief accounting officer of the Transferor setting forth details of such Termination Event or Potential Termination Event and the action which the Transferor proposes to take with respect thereto.

(v) Change in Credit and Collection Policy. Within 15 days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment.

(vi) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any “reportable event” (as defined in Article IV of ERISA) which the Transferor, Tech Data or any domestic Affiliate of the Transferor files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Transferor, Tech Data or any domestic Affiliates of the Transferor receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

(vii) Other Information. Such other information (including non-financial information) as the Administrative Agent, or the Administrative Agent, may from time to time reasonably request.

(b) Conduct of Business. The Transferor will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c) Compliance with Laws. The Transferor will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(d) Furnishing of Information and Inspection of Records. The Transferor will furnish to the Administrative Agent from time to time such information with respect to the Receivables as the Administrative Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. The Transferor will at any time and from time to time during regular business hours upon forty-eight (48) hours prior written notice, permit the Administrative Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of the Transferor or Tech Data, as applicable, for the purpose of examining such Records, and to discuss matters relating to Receivables or the Transferor’s performance hereunder with any of the officers, directors, employees or independent public accountants of the Transferor having knowledge of such matters.

(e) Keeping of Records and Books of Account. The Transferor will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable); provided, that the Transferor shall not be required to keep and maintain such records with respect to any Receivables for a period of more than sixty (60) days after such Receivables shall have been paid in full by the Obligors thereof. The Transferor will give the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(f) Performance and Compliance with Receivables and Contracts. The Transferor will at its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.

(g) Credit and Collection Policies. The Transferor will comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(h) Collections. The Transferor shall instruct, or cause to be instructed, all Obligors and Financing Parties to cause all Collections to be deposited directly to a Lock-Box Account.

(i) Collections Received by Transferor. The Transferor shall hold in trust, and deposit, immediately, but in any event not later than forty-eight (48) hours of its receipt thereof, to a Lock-Box Account all Collections received from time to time by the Transferor (including without limitation, in the case of the Transferor, all Collections deemed to have been received by the Transferor under Section 2.9(a)).

(j) Sale Treatment. The Transferor shall not (i) account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Purchase Agreement in any manner other than as a sale of Receivables by Tech Data to the Transferor, or (ii) account for (other than for tax purposes) or otherwise treat the transactions contemplated hereby in any manner other than as a sale of the Receivables by the Transferor to the Administrative Agent on behalf of the Class Investors. In addition the Transferor shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and by the Purchase Agreement and the interest of the Transferor (in the case of Tech Data’s financial statements) and the Administrative Agent, on behalf of the Class Investors, in the Affected Assets.

(k) Organizational Documents. The Transferor shall only amend, alter, change or repeal its Certificate of Incorporation with the prior written consent of the Administrative Agent and each Class Agent.

(l) Minimum Net Worth. The Transferor shall at all times maintain a net worth in accordance with GAAP which is not less than an amount equal to the sum of (i) the Outstanding Balance of all Defaulted Receivables at such time, (ii) the Outstanding Balance of all Delinquent Receivables at such time and (iii) the sum of the Outstanding Balance of the three largest Receivables of the non-investment grade Obligors; provided, however, that in any case, the net worth shall never be less than 7.5% of the Aggregate Facility Limit.

(m) Credit Agreement. Prior to a Termination Event, the Transferor shall exercise its rights against Tech Data under the Credit Agreement (including its set-off rights) in a manner such that it shall be able to meet all of its obligations under this Agreement (to the extent permitted by the terms of the Credit Agreement). After a Termination Event, the Transferor shall exercise its rights under the Credit Agreement (including its set-off rights) as directed by the Administrative Agent with the approval of the Majority Investors.

(n) Legends. At all times from and after September 30, 2005, the Transferor shall cause each and every electronic representation of any Receivable (whether in disk, tape or other medium), as well as any paper printout of any such electronic records, to be clearly marked with the following legend: “ANY PROSPECTIVE PURCHASER OF THE ACCOUNTS DESCRIBED HEREIN OR ANY SECURED PARTY WITH RESPECT THERETO IS HEREBY NOTIFIED THAT AN INTEREST IN THESE ACCOUNTS HAS BEEN SOLD OR TRANSFERRED TO A THIRD PARTY LENDER, PURCHASER OR SECURED PARTY.” Such legend shall be in bold, in type face at least as large as 10 point and shall be entirely in capital letters.

(o) Insurance. The Transferor will maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as is customary for such companies under similar circumstances; provided, however, that in any event the Transferor shall use its best efforts to maintain, or cause to be maintained, insurance in amounts and with coverages not materially less favorable to the Transferor or any of its Subsidiaries as in effect on the date of this Agreement.

Section 5.2 Negative Covenants of Transferor. At all times from the date hereof to the later to occur of (i) the Termination Dates or (ii) the date on which the Aggregate Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless the Administrative Agent, with the consent of the Majority Investors, shall otherwise consent in writing:

(a) No Sales, Liens, Etc. Except as otherwise provided herein, the Transferor will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (x) any of the Affected Assets, (y) any inventory or goods, the sale of which may give rise to a Receivable or any Receivable or related Contract, or (z) any account which concentrates in a Lock-Box Bank to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof. Notwithstanding the foregoing, the Transferor may sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist an Adverse Claim on any (i) goods or inventory held on consignment solely with respect to the consignor’s interest; and (ii) Receivable for which Transferor has procured credit insurance, all Collections to be received thereon, and all Related Security and Proceeds in respect of or in connection with such insured Receivable, where (a) such credit insurance has paid all or part of the Outstanding Balance of such Receivable; (b) such Receivable (i.e., the portion of such Receivable covered by the credit insurance as well as the portion not covered by such credit insurance) has been written off by the Transferor and the Collection Agent in accordance with the Credit and Collection Policy; and (c) if a Termination Event shall have occurred, the Administrative Agent shall have consented to such release in writing.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2 hereof, the Transferor will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. The Transferor will not engage in any business other than acquiring accounts receivable from Tech Data pursuant to the Purchase Agreement, financing such acquisition pursuant hereto, making loans to Tech Data and Subsidiaries of Tech Data and other activities incidental thereto. The Transferor will not make any change in the Credit and Collection Policy, which change would impair the collectibility of the Receivables in a material respect.

(d) No Mergers, Etc. The Transferor will not (i) consolidate or merge with or into any other Person, or (ii) sell, lease or transfer all or substantially all of its assets to any other person.

(e) Change in Payment Instructions to Obligors. The Transferor will not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit C hereto or make any change in its instructions to Obligors or Financing Parties regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or (ii) the Administrative Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Administrative Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account, as applicable.

(f) Deposits to Lock-Box Accounts. The Transferor will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables or cash proceeds of other receivables that were originally Receivables but were not Eligible Receivables on the date of the initial Transfer hereunder and so were subsequently repurchased by the Transferor pursuant to Section 2.9 and, upon any deposit of any proceeds of such other receivables to any Lock-Box Account, remove such proceeds within two Business Days following such deposit.

(g) Change of Name, Etc. The Transferor will not change its name, identity or structure or the location of its chief executive office or its jurisdiction of organization, unless at least 10 days prior to the effective date of any such change the Transferor delivers to the Administrative Agent (i) such documents, instruments or agreements, executed by the Transferor, necessary to reflect such change and to continue the perfection of the Administrative Agent’s ownership interests or security interests in the Affected Assets and (ii) new or revised Lock-Box Agreements executed by the Lock-Box Banks which reflect such change and enable the Administrative Agent to continue to exercise its rights contained in Section 2.8 hereof.

(h) Amendment to Purchase Agreement. The Transferor will not amend, modify or supplement the Purchase Agreement or any other Transaction Document, or waive any provision thereof, or enter into any consent with respect thereto, in each case except with the prior written consent of the Administrative Agent and the Majority Investors; nor shall the Transferor take, or permit Tech Data to take, any other action under the Purchase Agreement that could have a material adverse effect on the Administrative Agent or any Class Investor or which is inconsistent with the terms of this Agreement.

(i) Separate Business; Nonconsolidation. The Transferor shall not (i) engage in any business not permitted by its Certificate of Incorporation as in effect on the Closing Date or (ii) conduct its business or act in any other manner which is inconsistent with Section 3.1(r). The officers and directors of the Transferor (as appropriate) shall make decisions with respect to the business and daily operations of the Transferor independent of and not dictated by Tech Data or any other controlling Person.

(j) Other Agreements. The Transferor shall not enter into any other agreements except this Agreement and the other Transaction Documents, unless the Administrative Agent consents in writing. The Administrative Agent hereby consents to the Transferor entering into the Lease Agreement, provided that such consent is limited to the Lease Agreement in the form and substance reviewed by the Administrative Agent.

(k) Other Indebtedness. The Transferor shall not incur any Indebtedness other than (i) as permitted by the Transaction Documents and (ii) Indebtedness existing under the Lease Agreement.

Section 5.3 Affirmative Covenants of Tech Data. At all times from the date hereof to the later to occur of (i) the Termination Dates or (ii) the date on which the Aggregate Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless the Administrative Agent, with the consent of the Majority Investors, shall otherwise consent in writing:

(a) Financial Reporting. Tech Data will maintain, for itself, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent (who shall forward such information to the Class Agents):

(i) Annual Reporting. Within ninety-five (95) days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants prepared in accordance with generally accepted accounting principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants and by a certificate of said accountants that, in the course of the foregoing, they have obtained no knowledge of any Termination Event or Potential Termination Event, or if, in the opinion of such accountants, any Termination Event or Potential Termination Event shall exist, stating the nature and status thereof. The independent certified public accountants shall be either KPMG, PricewaterhouseCoopers, Ernst & Young LLP, Deloitte and Touche, Arthur Andersen or any other independent certified public accountants acceptable to the Administrative Agent.

(ii) Quarterly Reporting. Within fifty (50) days after the close of the first three quarterly periods of each of its fiscal years, for itself consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by one of its Responsible Officers.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by one of its Responsible Officers stating that no Termination Event or Potential Termination Event exists for any Class, or if any Termination Event or Potential Termination Event exists for any Class, stating the nature and status thereof and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Agreement.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Tech Data, copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Tech Data or any subsidiary files with the Securities and Exchange Commission; provided, that Tech Data may alternatively notify the Administrative Agent (which notice the Administrative Agent shall forward to each Class Agent) that such reports are available on the EDGAR Database.

(vi) Other Information. Such other information (including non-financial information) as the Administrative Agent may from time to time reasonably request.

(b) Conduct of Business. Tech Data will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that any failure with respect to the foregoing does not have a material adverse effect on the business or operations of Tech Data or the performance by Tech Data under any of the Transaction Documents.

(c) Compliance with Laws. Tech Data will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its properties may be subject.

(d) Furnishing of Information and Inspection of Records. Tech Data will furnish to the Transferor and the Administrative Agent from time to time such information with respect to the Receivables as the Transferor or the Administrative Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. Tech Data will at any time and from time to time during regular business hours upon forty-eight (48) hours prior written notice, permit the Administrative Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of Tech Data for the purpose of examining such Records, and to discuss matters relating to Receivables or Tech Data’s performance hereunder with any of the officers, directors, employees or independent public accountants of Tech Data having knowledge of such matters.

(e) Keeping of Records and Books of Account. Tech Data will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable); provided, that Tech Data shall not be required to keep and maintain such records with respect to any Receivables for a period of more than sixty (60) days after such Receivables shall have been paid in full by the Obligors thereof. Tech Data will give the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(f) Performance and Compliance with Receivables and Contracts. Tech Data, at its expense, will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and all purchase orders and other agreements related to such Receivables.

(g) Credit and Collection Policies. Tech Data will comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(h) Collections. Tech Data shall instruct all Obligors and Financing Parties to cause all Collections to be deposited directly to a Lock-Box Account.

(i) Collections Received by Tech Data. Tech Data shall hold in trust, and deposit, immediately, but in any event not later than forty-eight (48) hours of its receipt thereof, to a Lock-Box Account or the Collection Agent Account all Collections received from time to time by Tech Data.

(j) Transfer of Receivables. Tech Data shall sell or contribute Receivables (as defined in the Purchase Agreement) to the Transferor at such time or times as necessary in order to cause the Aggregate Percentage Factor not to exceed the Maximum Percentage Factor.

(k) Legends. At all times from and after July 31, 2000, Tech Data shall cause each and every electronic representation of any Receivable (whether in disk, tape or other medium), as well as any paper printout of any such electronic records, to be clearly marked with the following legend: “THE ACCOUNTS DESCRIBED HEREIN HAVE BEEN SOLD TO TECH DATA FINANCE SPV, INC. AND AN INTEREST IN THESE ACCOUNTS HAS BEEN TRANSFERRED TO BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, ON BEHALF OF CERTAIN INVESTORS.” Such legend shall be in bold, in type face at least as large as 10 point and shall be entirely in capital letters.

(l) Rating Confirmation. Following the occurrence of an SFA Event and upon written request of any Class Agent, the Tech Data shall (at its own expense) obtain a rating, in form satisfactory to the such Class Agent and the Administrative Agent, of the facility contemplated by this Agreement (the “External Rating”) from a nationally-recognized rating agency reasonably acceptable to such Class Agent and the Administrative Agent within sixty (60) days from the date of such written request, at least equal to “A” (the “Implied Rating”).

If the External Rating is less than the Implied Rating, then Tech Data may effect a Ratings Cure (as defined below). Tech Data may effect only one such Ratings Cure prior to obtaining an External Rating that is equal to or better than the Implied Rating. A “Ratings Cure” means the satisfaction by Tech Data of each of the following conditions: (i) promptly following receipt of the External Rating, Tech Data notifies the Administrative Agent of its intention to effect a Ratings Cure, (ii) Tech Data takes, or causes the Transferor to take, any actions permitted under this Agreement and the Purchase Agreement that Tech Data reasonably believes would improve the rating of the facility contemplated by this Agreement and (iii) within thirty (30) days following receipt of the External Rating, obtains a new external rating of the facility contemplated by this Agreement from the rating agency that provided the External Rating (or, with the Administrative Agent’s consent (and the consent of any Class Agent which may have requested a rating), from another nationally-recognized rating agency) and such new rating is at least equal to the Implied Rating.

Section 5.4 Negative Covenants of Tech Data. At all times from the date hereof to the later to occur of (i) the Termination Dates or (ii) the date on which the Aggregate Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless the Administrative Agent, with the consent of the Majority Investors, shall otherwise consent in writing:

(a) No Sales, Liens, Etc. Except as otherwise provided herein, Tech Data will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (x) any of the Affected Assets, (y) any inventory or goods, the sale of which may give rise to a Receivable or any Receivable or related Contract, or (z) any account which concentrates in a Lock-Box Bank to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof. Notwithstanding the foregoing, Tech Data may sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist an Adverse Claim on any goods or inventory held on consignment solely with respect to the consignor’s interest.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2 hereof, Tech Data will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. Tech Data will not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of the Receivables in a material respect.

(d) No Mergers, Etc. Tech Data will not (i) consolidate or merge with or into any other Person if such action shall result in a Potential Termination Event or a Termination Event for any Class or Tech Data shall not be the surviving entity or (ii) sell, lease or transfer all or substantially all of its assets to any other person.

(e) Change in Payment Instructions to Obligors. Tech Data will not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit C hereto or make any change in its instructions to Obligors and Financing Parties regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or (ii) the Administrative Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Administrative Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account, as applicable.

(f) Deposits to Lock-Box Accounts. Tech Data will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables or cash proceeds or other receivables that were originally Receivables but were not Eligible Receivables on the date of the initial Transfer hereunder and so were subsequently repurchased by the Transferor pursuant to Section 2.9 and, upon any deposit of any proceeds of such other receivables to any Lock-Box Account, remove such proceeds within two Business Days following such deposit.

(g) Change of Name, Etc. Tech Data will not change its name, identity or structure or location of its chief executive office or its jurisdiction of organization, unless at least 10 days prior to the effective date of any such change Tech Data delivers to the Transferor and the Administrative Agent (i) such documents, instruments or agreements, executed by the Transferor, as are necessary to reflect such change and to continue the perfection of the Transferor’s ownership interest in the Receivables and (ii) new or revised Lock-Box Agreements executed by the Lock-Box Banks which reflect such change and enable the Administrative Agent on behalf of the Class Investors to continue to exercise its rights contained in Section 2.8 hereof.

Section 5.5 Financial Covenants of the Collection Agent. At all times from the date hereof to the later to occur of (i) the Termination Dates or (ii) the date on which the Aggregate Net Investment has been reduced to zero, all accrued Discount and Servicing Fees shall have been paid in full and all other Aggregate Unpaids shall have been paid in full, in cash, unless the Administrative Agent, each Class Conduit (so long as such Class Conduit holds any portion of the Transferred Interest), each Class Agent and the Majority Investors shall otherwise consent in writing, the Collection Agent hereby covenants and agrees to observe and perform the financial covenants set forth on and as of the date hereof in Section 8.13 of the Third Amended and Restated Credit Agreement dated as of March 20, 2007 among Tech Data Corporation, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Tech Data Credit Agreement”). ~~No~~In the event that the Tech Data Credit Agreement is replaced by a successor or replacement credit agreement on or about September 2011 (such successor or replacement credit agreement, the “Replacement Tech Data Credit Agreement”), then the financial covenants set forth in Section 8.13 of the Tech Data Credit Agreement shall immediately and automatically replaced and superseded by those set forth in the Replacement Tech Data Credit Agreement, and the Collection Agent agrees to observe and perform such new financial covenants in the Replacement Tech Data Credit Agreement, in lieu of those set forth in Section 8.13 of the Tech Data Credit Agreement. In connection with the foregoing, each Class Conduit and Class Agent hereby consents to the replacement of such financial covenants on the terms set forth above, and hereby authorizes the Administrative Agent to consent to any Replacement Tech Data Credit Agreement in its sole discretion. Other than in respect of the Replacement Tech Data Credit Agreement, no amendment, modification or waiver of or to the Tech Data Credit Agreement or any successor thereto or replacement thereof (including in respect of Section 8.13 ~~thereof~~ of the Tech Data Credit Agreement or any equivalent provision in any successor or replacement credit agreement or in respect of the definition of any financial term or any method of calculation ~~thereunder~~under any such agreement), nor any termination or expiration of the Tech Data Credit Agreement or any successor thereto or replacement thereof, shall have any effect hereunder unless consented to by the Administrative Agent, each Class Conduit (so long as such Class Conduit holds any portion of the Transferred Interest), each Class Agent and the Majority Investors.

ARTICLE VI

ADMINISTRATION AND COLLECTIONS

Section 6.1 Appointment of Collection Agent. The servicing, administering and collection of the Receivables shall be conducted by such Person (the “Collection Agent”) so designated from time to time in accordance with this Section 6.1. Until the Administrative Agent gives notice to Tech Data of the designation of a new Collection Agent, Tech Data is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Collection Agent may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Collection Agent, without the prior written consent of the Administrative Agent, and provided that the Collection Agent shall continue to remain solely liable for the performance of the duties as Collection Agent hereunder. The Administrative Agent may, with the consent of and upon the direction of the Majority Investors, shall, after the occurrence of a Collection Agent Default or any other Termination Event for any Class designate as Collection Agent any Person (including itself) to succeed Tech Data or any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Administrative Agent, at any time following the occurrence of a Termination Event for any Class, may notify any Obligor of the Transferred Interest.

Section 6.2 Duties of Collection Agent.

(a) Subject to the limitations contained herein, the Collection Agent shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Transferor, the Administrative Agent and the Class Investors hereby appoints as its agent the Collection Agent, from time to time designated pursuant to Section 6.1 hereof, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, each of the Transferor and the Seller (to the extent not then acting as Collection Agent hereunder) hereby grants to any Collection Agent appointed hereunder an irrevocable power of attorney to take any and all steps in the Transferor’s and/or the Seller’s name and on behalf of the Transferor or the Seller necessary or desirable, in the reasonable determination of the Collection Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Transferor’s and/or the Seller’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts. The Collection Agent shall set aside for the account of the Transferor and the Class Investors, as applicable, their respective allocable shares of the Collections of Receivables in accordance with Sections 2.5 and 2.6 hereof. The Collection Agent shall segregate and deposit to the Administrative Agent’s account each Class Investor’s allocable share of Collections of Receivables when required pursuant to Article II hereof. So long as no Termination Event shall have occurred and be continuing for any Class, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of Receivables, but not beyond 60 days, and extend the maturity or adjust the Outstanding Balance as the Collection Agent may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or a Defaulted Receivable. The Transferor shall deliver to the Administrative Agent all Records which evidence or relate to Receivables or Related Security. The Administrative Agent shall forward all such Records to the Collection Agent and the Collection Agent shall hold in trust for the Transferor and the Class Investors, in accordance with their respective interests, such Records. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall have the absolute and unlimited right to direct the Transferor, if Tech Data is the Collection Agent, or if Tech Data is not the Collection Agent, the Collection Agent to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Related Security. The Collection Agent shall not make the Administrative Agent or any of the Class Investors a party to any litigation without the prior written consent of such Person.

(b) Subject to the terms and conditions set forth in this Agreement (including Article II) Collection Agent shall, as soon as practicable following receipt of any Collections, turn over to the Transferor an amount equal to such Collections minus the Aggregate Percentage Factor of such Collections. In addition, the Collection Agent shall, as soon as practicable following receipt thereof, turn over to the Transferor any collections of any indebtedness of any Obligor which is not a Receivable. If the Collection Agent is not Tech Data or the Transferor or any Affiliate of the Transferor or Tech Data, the Collection Agent, by giving three Business Days’ prior written notice to the Administrative Agent, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Administrative Agent. The Collection Agent, if other than Tech Data, shall as soon as practicable upon demand, deliver to the Transferor all Records in its possession which evidence or relate to indebtedness of an Obligor which is not a Receivable, and copies of Records in its possession which evidence or relate to Receivables.

(c) On or before July 31 of each year of the Collection Agent, beginning with the fiscal year ending January 31, 2009, the Collection Agent shall cause a firm of independent public accountants (who may also render other services to the Collection Agent or the Transferor) to furnish a report to the Administrative Agent to the effect that they have (i) confirmed the Net Receivables Balance as of the end of each Tranche Period during such fiscal year, and (ii) confirmed that the Receivables treated by the Collection Agent as Eligible Receivables in fact satisfied the requirements of the definition thereof contained herein, except, in each case for (a) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (b) such other exceptions as shall be set forth in such statement.

(d) Notwithstanding anything to the contrary contained in this Article VI, the Collection Agent, if not Tech Data, the Transferor, or any Affiliate of the Transferor or Tech Data, shall have no obligation to collect, enforce or take any other action described in this Article VI with respect to any indebtedness that is not included in the Transferred Interest other than to deliver to the Transferor the collections and documents with respect to any such Receivable as described in Section 6.2(b) hereof.

Section 6.3 Rights After Designation of New Collection Agent. At any time following the designation of a Collection Agent (other than Tech Data, the Transferor, or any Affiliate of Tech Data or the Transferor) pursuant to Section 6.1 hereof:

(i) The Administrative Agent may direct that payment of all amounts payable under any Receivable be made directly to the Administrative Agent or its designee for the benefit of the Class Investors.

(ii) Tech Data shall, at the Administrative Agent’s request and at Tech Data’s expense, give notice of the Administrative Agent’s, the Transferor’s, or each Class Investor’s ownership of Receivables to each Obligor and direct that payments be made directly to the Administrative Agent or its designee for the benefit of the Class Investors.

(iii) Tech Data shall, at the Administrative Agent’s request, (A) assemble all of the Records, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Administrative Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee for the benefit of the Class Investors.

(iv) The Transferor and Tech Data hereby authorize the Administrative Agent to take any and all steps in the Transferor’s or Tech Data’s name and on behalf of the Transferor or Tech Data necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Transferor’s or Tech Data’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

Section 6.4 Responsibilities of the Transferor and Tech Data. Anything herein to the contrary notwithstanding, the Transferor and Tech Data, as seller under the Purchase Agreement, shall (i) perform all of their respective obligations under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been sold hereunder and the exercise by the Administrative Agent of its rights hereunder shall not relieve the Transferor or Tech Data, as seller under the Purchase Agreement, from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Administrative Agent, any Class Agent, any Class Conduit nor any of the Bank Investors shall have any obligation or liability with respect to any Receivable or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Transferor or Tech Data thereunder.

ARTICLE VII

TERMINATION EVENTS

Section 7.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event for any Class:

(a) (i) the Collection Agent shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.1(a)) and such failure shall remain unremedied for 15 days, or (ii) either the Collection Agent or the Transferor shall fail to make any payment or deposit to be made by it hereunder when due or the Collection Agent shall fail to observe or perform any term, covenant or agreement on the Collection Agent’s part to be performed under Section 2.8(b) hereof; or

(b) any representation, warranty, certification or statement made by Tech Data or the Transferor in this Agreement or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) the Transferor shall default in the observance or performance of the terms, covenants, conditions or agreements on the Transferor’s part to be performed or observed under Section 5.1(a)(iv), 5.1(h), Section 5.1(i), Section 5.1(j), Section 5.1(k), Section 5.1(l), Section 5.1(m), Section 5.1(n), Section 5.2(a), Section 5.2(c), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(g) Section 5.2(h) Section 5.2(i), Section 5.2(j) or Section 5.2(k) hereof or (ii) the Transferor shall default in the observance or performance of the terms, covenants, conditions or agreements on the Transferor’s part to be performed or observed under Section 5.1(a)(i), Section 5.1(a)(ii), Section 5.1(a)(iii), Section 5.1(a)(v), Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(e), Section 5.1(f), Section 5.1(g) or Section 5.2(b) hereof and such failure shall remain unremedied for 15 days; or

(d) (i) Tech Data shall default in the observance or performance of the terms, covenants, conditions or agreements on Tech Data’s part to be performed or observed under Section 5.3(h), Section 5.3(i), Section 5.3(j), Section 5.3(k), Section 5.3(l), Section 5.4(a), Section 5.4(c), Section 5.4(d), Section 5.4(e), Section 5.4(f), Section 5.4(g) or Section 5.5 or (ii) Tech Data shall default in the observance or performance of the terms, covenants, conditions or agreements on Tech Data’s part to be performed under Section 5.3(a), Section 5.3(b), Section 5.3(c), Section 5.3(d), Section 5.3(e), Section 5.3(f), Section 5.3(g) or Section 5.4(b) hereof and such failure shall remain unremedied for 15 days; or

(e) the Transferor or Tech Data shall default in the observance or performance of any other term, covenant, condition or agreement on the Transferor’s or Tech Data’s part to be performed or observed under this Agreement and such default shall continue for 30 days after the earlier of (i) the date that such written notice thereof is given to the Transferor or Tech Data, as applicable, by the Administrative Agent or (ii) the date the Transferor or Tech Data, as applicable, becomes aware of such default; or

(f) failure of Tech Data or any Subsidiary of Tech Data to pay any Indebtedness greater than $50,000,000 when due; or the default by Tech Data or any Subsidiary of Tech Data in the performance of any term, provision or condition contained in any agreement under which any Indebtedness greater than $50,000,000 was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness greater than $50,000,000 to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness greater than $50,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or

(g) any Event of Bankruptcy shall occur with respect to the Transferor, the Collection Agent, Tech Data or any Subsidiary of either the Transferor or Tech Data; or

(h) the Administrative Agent, on behalf of the Class Investors shall, for any reason, fail or cease to have a valid and perfected first priority ownership or security interest in the Affected Assets free and clear of any Adverse Claims; or

(i) Tech Data shall enter into any transaction or merger whereby it is not the surviving entity; or the Transferor shall no longer be wholly owned by Tech Data; or

(j) there shall have occurred any material adverse change in the operations of Tech Data since March 20, 2000, or any other event shall have occurred which materially affects Tech Data’s ability to either collect the Receivables or to perform under this Agreement or under the Purchase Agreement; or

(k) any Liquidity Provider or any Credit Support Provider shall have given notice that an event of default has occurred and is continuing under any of its respective agreements with the applicable Class Conduit(s) (or their related commercial paper issuer(s)); or

(l) the Commercial Paper issued by any of the Class Conduits (or their related commercial paper issuer if the Class Conduit does not itself issue commercial paper) shall not be rated at least “A-2” by Standard & Poor’s, at least “P-2” by Moody’s and at least “F-1” by Fitch, unless such downgrading is the result of the Credit Support Provider being downgraded; or

(m) the Aggregate Percentage Factor exceeds the Maximum Percentage Factor unless the Transferor reduces, on a pro rata basis, the Net Investment of each Class on the next day or increases the balance of the Affected Assets on the next Business Day so as to reduce the Aggregate Percentage Factor to less than or equal to 98%; or

(n) the Aggregate Percentage Factor equals or exceeds 100% for a period of one full Business Day (provided that in such case the Termination Event caused thereby shall be deemed to have occurred at the start of such one full Business Day period) or the Aggregate Percentage Factor as reported on any Investor Report shall equal or exceed 100% or for any Class, the sum of the Net Investment for such Class plus, in the case where the related Class Conduit holds a portion of the Transferred Interest, the Interest Component of all outstanding Related Commercial Paper issued by such Class Conduit (or its related commercial paper issuer if the Class Conduit does not itself issue commercial paper) exceeds the Facility Limit for such Class; or

(o) the average of the Dilution Ratio for any two consecutive months shall exceed 6.0%; or

(p) the average of the Default Ratio for any three consecutive months exceeds 1.25%; or

(q) the average Delinquency Ratio for any three consecutive months exceeds 4.5%; or

(r) a Collection Agent Default shall have occurred and be continuing.

Section 7.2 Termination. (a) Upon the occurrence of any Termination Event (i) the Administrative Agent may by notice to the Transferor and the Collection Agent declare the Termination Date for all Classes to have occurred or (ii) any Class Agent may by notice to the Transferor and the Collection Agent declare the Termination Date for its respective Class to have occurred; provided, however, that in the case of any event described in Section 7.1(g), 7.1(h), 7.1(i) or 7.1(n) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Administrative Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, all of which rights shall be cumulative.

(b) At all times after the declaration or automatic occurrence of the Termination Date pursuant to Section 7.2(a) (other than a declaration following the occurrence of a Termination Event set forth in Section 7.1(k) or Section 7.1(l)), the Base Rate plus 2.50% shall be the Tranche Rate applicable to the Aggregate Net Investment for all existing and future Tranches.

ARTICLE VIII

INDEMNIFICATION; EXPENSES; RELATED MATTERS

Section 8.1 Indemnities by the Transferor. Without limiting any other rights which the Administrative Agent or any of the Class Investors may have hereunder or under applicable law, the Transferor hereby agrees to indemnify each Class Agent, each Class Investor, the Administrative Agent, the Collateral Agent, any Liquidity Provider, any Credit Support Provider and any related commercial paper issuer that finances a Class Conduit and any successors and any permitted assigns and their respective officers, directors and employees (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees (which such attorneys may be employees of any Liquidity Provider, any Credit Support Provider, any Class Agent, the Administrative Agent or the Collateral Agent, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the ownership, either directly or indirectly, by the Administrative Agent or any Class Investor of the Transferred Interest excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (iii) claims arising from credit losses. Without limiting the generality of the foregoing, the Transferor shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made by the Transferor (or any officers of the Transferor) under or in connection with this Agreement, any Investor Report or any other information or report delivered by the Transferor pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by the Transferor to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

(iii) the failure to vest and maintain vested in the Administrative Agent on behalf of the Class Investors an undivided percentage ownership or security interest, to the extent of the Transferred Interest, in the Receivables included in the Transferred Interest, free and clear of any Adverse Claim;

(iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable included in the Transferred Interest (including, without limitation, a defense based on such Receivable or the related Contract not being legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) any failure of Tech Data, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of Article VI; or

(vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;”

provided, however, that if any Class Conduit enters into agreements for the purchase of interests in receivables from one or more Other Transferors, such Class Conduit shall allocate such Indemnified Amounts which are in connection with a Liquidity Provider Agreement, a Credit Support Agreement or the credit support furnished by a Credit Support Provider to the Transferor and each Other Transferor.

Section 8.2 ~~Indemnity for Taxes, Reserves and Expenses~~ Increased Cost and Reduced Return. (a) If any Indemnified Party shall have determined that after the date hereof~~,~~ (A) the adoption of any ~~Law~~Governmental Rule or bank regulatory guideline, or any ~~amendment~~change therein, or any clarification or change in the interpretation ~~of any existing or future Law~~ or ~~bank regulatory guideline by any Official Body charged with the~~ administration~~, interpretation or application~~ thereof~~, or the compliance with any~~ by any Governmental Authority, (B) any request, guidance or directive of any ~~Official Body (in the case of any bank regulatory guideline,~~ Governmental Authority (whether or not having the force of law), or (C) the compliance, application or implementation by any Indemnified Party with any of preceding clauses (A) or (B) or any Existing Law~~)~~:

(i) shall subject any Indemnified Party to any taxes, duty or other charge (except for changes in the rate of tax on the overall net income of such Indemnified Party) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest, ~~the Receivables~~ or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party ~~of~~ or amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest~~, the Receivables or payments of amounts due hereunder or its obligation to advance funds under a Liquidity Provider Agreement or the credit support furnished by a Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interest or the Receivables (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party's principal executive office is located)~~;

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including~~, without limitation,~~ any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any ~~Indemnified~~Indemnifed Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit ~~or the London interbank market~~ any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest~~, the Receivables~~; or ~~payments of amounts due hereunder or its obligation to advance funds under a Liquidity Provider Agreement or the credit support provided by a Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interest or the Receivables; or~~

(iii) ~~imposes~~shall impose upon any Indemnified Party any other condition or expense (including~~, without limitation~~ any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing, (except for changes in the rate of tax on the overall net income of such Indemnified Party) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Transferred Interest, ~~the Receivables~~ or payments of amounts due hereunder ~~or its obligation to advance funds under a Liquidity Provider Agreement or the credit support furnished by a Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interest or the Receivables~~,

and the result of any of the foregoing is to increase the cost to, or to reduce the amount of any sum received or receivable by, such Indemnified Party with respect to this Agreement, ~~any portion of the Transferred Interest, the Receivables~~the other Transaction Documents, the ~~obligations hereunder, the funding of any purchases hereunder, a Liquidity Provider Agreement~~ownership, maintenance or ~~a Credit Support Agreement,~~ financing of the Transferred Interest by an amount deemed by such Indemnified Party to be material, then~~, within ten (10) days~~ from time to time, after the demand by such Indemnified Party through the Administrative Agent, the Transferor shall pay to the Administrative Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(b) If any Indemnified Party shall have determined that~~(i)~~ after the date hereof~~,~~ (i) the adoption of any ~~applicable Law~~Governmental Rule or bank regulatory guideline regarding capital adequacy, or any change therein, or any clarification or change in the interpretation or administration thereof by any ~~Official Body, or~~Governmental Authority, (ii) any request, guidance or directive regarding capital adequacy (~~in the case of any bank regulatory guideline,~~ whether or not having the force of law) of any ~~such Official Body, or (ii) any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board or any~~Governmental Authority, or (iii) the compliance, application ~~of such standard or of~~ or implementation by any ~~interpretation thereof,~~ Indemnified Party with any of preceding clauses (i) or (ii) or any Existing Law has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for ~~such adoption, change, request, directive, interpretation or application~~any of the occurrences set forth in any of preceding clauses (i), (ii) or (iii) (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, ~~within ten (10) days~~ after demand by such Indemnified Party through the Administrative Agent, the Transferor shall pay to the Administrative Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction, increased cost or payment.

(c) ~~The Administrative Agent will promptly notify the Transferor of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section. A notice by the Administrative Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.~~ In determining ~~such amount, the Administrative Agent or any applicable Indemnified Party~~ any amount provided for in this Section 8.2, an Indemnified Party may use any reasonable averaging and ~~attributing~~attribution methods. Any Indemnified Party making a claim under this Section shall submit to the Transferor a written description as to such amounts (including reasonable detail regarding the calculation of such amounts). Failure or delay on the part of any Indemnified Party to demand amounts pursuant to this Section shall not constitute a waiver of such Indemnified Party’s right to demand such amounts.

~~(d) Anything in this Section 8.2 to the contrary notwithstanding, if any Class Conduit enters into agreements for the acquisition of interests in receivables from one or more Other Transferors, such Class Conduit shall allocate the liability for any amounts under this Section 8.2 ("~~Section 8.2 Costs~~") to the Transferor and each Other Transferor; and~~ provided~~,~~ further~~, that if such Section 8.2 Costs are attributable to the Transferor and not attributable to any Other Transferor, the Transferor shall be solely liable for such Section 8.2 Costs or if such Section 8.2 Costs are attributable to Other Transferors and not attributable to the Transferor, such Other Transferors shall be solely liable for such Section 8.2 Costs.~~

Section 8.3 Other Costs, Expenses and Related Matters. (a) The Transferor agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save each Class Agent, each Class Investor and the Administrative Agent harmless against liability for the payment of, all reasonable out of pocket expenses (including, without limitation, attorneys’, accountants’, rating agencies’, and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Class Investor, as applicable and/or the Administrative Agent or any Class Agent) or intangible, documentary or recording taxes incurred by or on behalf of any of the Class Investors, Class Agents or the Administrative Agent (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Transferred Interest) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Class Investor’s, any Class Agent’s the Administrative Agent’s or the Collateral Agent’s enforcement or preservation of rights (including the perfection and protection of the Transferred Interest under this Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents.

(b) The Transferor agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save each Class Agent, each Class Investor and the Administrative Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Class Investor, as applicable, and/or the Administrative Agent or any Class Agent) incurred by or on behalf of any of the Class Investors, Class Agents or the Administrative Agent from time to time (i) arising in connection with any Class Investor’s, any Class Agent’s, the Administrative Agent’s or the Collateral Agent’s enforcement or preservation of rights (including, without limitation, the perfection and protection of the Transferred Interest under this Agreement), or (ii) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement.

(c) The Transferor shall pay the Administrative Agent, for the account of the Class Investors, as applicable, on demand any Early Collection Fee due on account of the reduction of a Tranche on a day prior to the last day of its Tranche Period.

Section 8.4 Reconveyance Under Certain Circumstances. The Transferor agrees to accept the reconveyance from the Administrative Agent, on behalf of the Class Investors of the Transferred Interest if the Administrative Agent notifies Transferor of a material breach of any representation or warranty made or deemed made pursuant to Article III of this Agreement and Transferor shall fail to cure such breach within 15 days (or, in the case of the representations and warranties in Sections 3.1(d) and 3.1(j), 3 days) of such notice. The reconveyance price shall be paid by the Transferor to the Administrative Agent, for the account of the Class Investors, as applicable, in immediately available funds on such 15th day (or 3rd day, if applicable) in an amount equal to the Outstanding Balance of such Receivable and all other amounts outstanding with respect to such Receivable, including Discount accrued and unpaid with respect to such Receivable.

Section 8.5 Indemnities by Tech Data. Without limiting any other rights which the Administrative Agent or any of the Class Agents or Class Investors or the other Indemnified Parties may have hereunder or under applicable law, Tech Data hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Investor Report (to the extent provided by Tech Data) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Collection Agent to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by Tech Data (or any of its officers) under or in connection with this Agreement or any other Transaction Document to have been true and correct as of the date made or deemed made, (c) the failure by Tech Data to comply with any applicable Law with respect to any Receivable or the related Contract, (d) any dispute, claim, offset or defense of the applicable Obligor to the payment of any Receivable resulting from or related to the collection activities in respect of such Receivable, or (e) any failure of Tech Data to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document.

Section 8.6 Accounting Based Consolidation Event. (a) If an Accounting Based Consolidation Event shall at any time occur then, upon demand by the Administrative Agent, Seller shall pay to the Administrative Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in the rate of return on such Affected Entity’s capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement in connection therewith. Amounts under this Section 8.6 may be demanded at any time without regard to the timing of issuance of any financial statement by a Class Conduit or by any Affected Entity.

(b) For purposes of this Section 8.6, the following terms shall have the following meanings:

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Class Conduit that are the subject of this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of any Class Investor or any Class Agent in such Class Conduit’s Class or any of their Affiliates as the result of the determination after the date hereof by such Class Investor or Class Agent that the occurrence of any change (whether before, on or after the date hereof) in accounting standards or any pronouncement, interpretation or release has been issued by any accounting body or any other governmental body charged with the promulgation or administration of accounting standards, including the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors ~~and~~, the Securities and Exchange Commission and the Office of the Superintendent of Financial Institutions Canada.

“Affected Entity” means (i) any Bank Investor, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to a Class Conduit, (iii) any agent, administrator or manager of the Class Conduit, or (iv) any bank holding company in respect of any of the foregoing.

ARTICLE IX

THE CLASS AGENTS

Section 9.1 Authorization and Action.

(a) Each Class Investor hereby appoints and authorizes the related Class Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Class Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Class Conduits and/or the Bank Investors of any Class holding Commitments aggregating in excess of 66 and 2/3% of the Facility Limit of the related Class (the “Majority Class Investors”) may direct their respective Class Agent to take any such incidental action hereunder, however, with respect to such actions which are incidental to the actions specifically delegated to such Class Agent hereunder, such Class Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Majority Class Investors; provided, however, that such Class Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of such Class Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose such Class Agent to liability hereunder or otherwise. In furtherance, and without limiting the generality, of the foregoing, each Class Investor hereby appoints its related Class Agent as its agent to execute and deliver all further instruments and documents, and take all further action that such Class Agent may deem necessary or appropriate or that a Class Investor may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Transferor hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by such Class Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Receivables now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated herein above. Upon the occurrence and during the continuance of any Termination Event or Potential Termination Event, no Class Agent shall take any action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the related Majority Class Investors (which consent shall not be unreasonably withheld or delayed). In the event a Class Agent requests a Class Investor’s consent pursuant to the foregoing provisions and such Class Agent does not receive a consent (either positive or negative) from such Class Investor within 10 Business Days of such Class Investor’s receipt of such request, then such Class Investor (and its percentage interest hereunder) shall be disregarded in determining whether such Class Agent shall have obtained sufficient consent hereunder.

(b) The Class Agents shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Section 9.2 Class Agent’s Reliance, Etc. Neither the Class Agents nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them as Class Agents under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, each Class Agent: (i) may consult with legal counsel (including counsel for the Transferor or the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Class Investor and shall not be responsible to any Class Investor for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Transferor, the Collection Agent or Tech Data or to inspect the property (including the books and records) of the Transferor, the Collection Agent or Tech Data (iv) shall not be responsible to any Class Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 9.3 Credit Decision. Each Class Investor acknowledges that it has, independently and without reliance upon its related Class Agent, any of such Class Agent’s Affiliates, any other Bank Investor or Class Conduit (in the case of any of their related Bank Investors) and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party and, if it so determines, to accept the transfer of any undivided ownership interest in the Affected Assets hereunder. Each Class Investor also acknowledges that it will, independently and without reliance upon their respective Class Agent, any of such Class Agent’s Affiliates, any other Bank Investor or Class Conduit (in the case of their related Bank Investors) and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 9.4 Indemnification of the Class Agents. The Bank Investors each agree to indemnify their related Class Agent (to the extent not reimbursed by the Transferor), ratably in accordance with their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against each Class Agent in any way relating to or arising out of this Agreement or any action taken or omitted by each Class Agent, any of the other Transaction Documents hereunder or thereunder, provided that the Bank Investors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Class Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Bank Investors each agree to reimburse their related Class Agent, ratably in accordance with their Pro Rata Shares, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by each Class Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of any of the Bank Investors hereunder and/or thereunder and to the extent that each Class Agent is not reimbursed for such expenses by the Transferor.

Section 9.5 Successor Class Agent. Each Class Agent may resign at any time by giving written notice thereof to each related Class Investor and the Transferor and may be removed at any time for cause by agreement of the related Majority Class Investors. Upon any such resignation or removal, the Class Investor with the consent of the related Majority Class Investors shall appoint a successor Class Agent. Each of the applicable Class Investors, as applicable, each agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Class Agent for such Class. If no such successor Class Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Class Agent’s giving of notice of resignation or the related Majority Class Investors’ removal of the retiring Class Agent, then the retiring Class Agent may, on behalf of the related Class Investors, appoint a successor Class Agent which successor Class Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Class Agent hereunder by a successor Class Agent, such successor Class Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Class Agent, and the retiring Class Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Class Agent’s resignation or removal hereunder as Class Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Class Agent under this Agreement.

Section 9.6 Payments by the Class Agents. Unless specifically allocated to a Class Investor pursuant to the terms of this Agreement, all amounts received by each Class Agent on behalf of any of the related Class Investors shall be paid by such Class Agent to such Class Investors (at their respective accounts specified to such Class Agent) in accordance with their respective related pro rata interests in the applicable Net Investment on the Business Day received by each Class Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case each Class Agent shall use its reasonable efforts to pay such amounts to any of the Bank Investors, as applicable, on such Business Day, but, in any event, shall pay such amounts to such Bank Investors in accordance with their respective related pro rata interests in the applicable Net Investment not later than the following Business Day.

ARTICLE X

THE ADMINISTRATIVE AGENT; BANK COMMITMENT

Section 10.1 Authorization and Action.

(a) Each Class Investor hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Class Conduits and/or the Majority Investors may direct the Administrative Agent to take any such incidental action hereunder, however, with respect to such actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Majority Investors; provided, however, that Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In furtherance, and without limiting the generality, of the foregoing, each Class Investor hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Class Investor may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Transferor hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Receivables now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated herein above. Upon the occurrence and during the continuance of any Termination Event or Potential Termination Event, the Administrative Agent shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the Majority Investors (which consent shall not be unreasonably withheld or delayed). “Majority Investors” shall mean, at any time, the Administrative Agent and the Class Agents whose related Classes hold Commitments aggregating in excess of 66 and 2/3% of the Aggregate Facility Limit as of such date. In the event the Administrative Agent requests a Class Investor’s consent pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Class Investor within 10 Business Days of such Class Investor’s receipt of such request, then such Class Investor (and its percentage interest hereunder) shall be disregarded in determining whether the Administrative Agent shall have obtained sufficient consent hereunder.

(b) The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) The Administrative Agent hereby agrees to provide to each Class Agent (promptly following receipt thereof), copies of all material correspondence, notices, reports or other similar information provided by or to the Administrative Agent in connection with this Agreement or any other Transaction Document, or any other correspondence, notices, reports or similar information provided by or to the Administrative Agent under such documents that any Class Agent reasonably requests.

Section 10.2 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Transferor or the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Class Investor and shall not be responsible to any Class Investor for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Transferor, the Collection Agent or Tech Data or to inspect the property (including the books and records) of the Transferor, the Collection Agent or Tech Data (iv) shall not be responsible to any Class Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3 Credit Decision. Each Class Investor acknowledges that it has, independently and without reliance upon the Administrative Agent, any of the Administrative Agent’s Affiliates, any other Bank Investor or Class Conduit (in the case of any of their related Bank Investors) and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party and, if it so determines, to accept the transfer of any undivided ownership interest in the Affected Assets hereunder. Each Class Investor also acknowledges that it will, independently and without reliance upon the Administrative Agent, any of the Administrative Agent’s Affiliates, any other Bank Investor or Class Conduit (in the case of their related Bank Investors) and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 10.4 Indemnification of the Administrative Agent. The Bank Investors each agree to indemnify the Administrative Agent (to the extent not reimbursed by the Transferor), ratably in accordance with such Bank Investor’s Commitment as a percentage of the aggregate Commitments for all Bank Investors, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent, any of the other Transaction Documents hereunder or thereunder, provided that the Bank Investors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Bank Investors each agree to reimburse the Administrative Agent, ratably in accordance with their Pro Rata Shares, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of any of the Bank Investors hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Transferor.

Section 10.5 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to each Class Investor and the Transferor and may be removed at any time with cause by agreement of Bank Investors which hold Commitments aggregating in excess of 50% of the Aggregate Facility Limit as of such date. Upon any such resignation or removal, (i) if no Termination Event shall have occurred, the Transferor, with the consent of the Majority Investors, shall appoint a successor Administrative Agent and (ii) if a Termination Event shall have occurred, the Class Investors which hold Commitments aggregating in excess of 50% of the Aggregate Facility Limit as of such date shall appoint a successor Administrative Agent. The Transferor and each of the Class Investors, as applicable, each agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Investors’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Class Investors, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 10.6 Payments by the Administrative Agent. Unless specifically allocated to a Class Investor pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of any of the Class Investors shall be paid by the Administrative Agent to such Class Investors (or their respective Class Agents on their behalf) (at their respective accounts specified to the Administrative Agent in accordance with their respective related pro rata interests in the applicable Net Investment on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to any of the Class Investors, as applicable, on such Business Day, but, in any event, shall pay such amounts to such Class Investors in accordance with their respective related pro rata interests in the applicable Net Investment not later than the following Business Day.

Section 10.7 Bank Commitment; Assignment to Bank Investors.

(a) Bank Commitment. With respect to each Class, at any time on or prior to the Commitment Termination Date for such Class in the event that any Class Conduit for such Class does not effect an Incremental Transfer as requested under Section 2.2(a), then at any time, the Transferor shall have the right to require such Class Conduit, by written notice to the Administrative Agent and such Class Conduit’s related Class Agent, to assign its interest in the Net Investment for such Class in whole to the Bank Investors for such Class pursuant to this Section 10.7. In addition, at any time for such Class on or prior to such Commitment Termination Date (i) upon the occurrence of a Termination Event that results in a Termination Date for such Class or (ii) the applicable Class Conduit elects to give notice to the Transferor of the Reinvestment Termination Date for such Class, the Transferor hereby requests and directs that such Class Conduit assign its interest in the Net Investment for such Class in whole to the related Bank Investors pursuant to this Section 10.7 and the Transferor hereby agrees to pay the amounts described in Section 10.7(d) below. Upon any such election by any Class Conduit or any such request by the Transferor, such Class Conduit shall make such assignment and the related Bank Investors shall accept such assignment on such day (or the next day if such notice was received after 11:00 A.M. (New York time)) and shall assume all of such Class Conduit’s obligations hereunder. No documentation or action shall be required to effect any such assignment of the Net Investment by any Class Conduit to its related Bank Investors other than, in the case of the circumstance contemplated by the first sentence hereof, the giving of the notices contemplated thereby and the forwarding of such notice by the related Class Agent to each applicable Bank Investor. In connection with any assignment from any Class Conduit to its related Bank Investors pursuant to this Section 10.7, each such Bank Investor, as applicable, agrees to and shall, unconditionally and irrevocably and under all circumstances, by 2:00 P.M. (New York time) on the date of such assignment, pay to such Class Conduit without setoff, counterclaim or defense of any kind, an amount (in immediately available funds) equal to its Assignment Amount. Upon any assignment by any Class Conduit to its respective Bank Investors contemplated hereunder, such Class Conduit shall cease to make any additional Incremental Transfers hereunder (it being understood that the Bank Investors, as assignees, shall (x) be obligated to effect Incremental Transfers under Section 2.2(a) in accordance with the terms thereof, notwithstanding that such Class Conduit was not so obligated and (y) not have the right to elect the commencement of the amortization of the applicable Net Investment pursuant to the definition of “Reinvestment Termination Date” notwithstanding that the Class Conduits had such right).

(b) Assignment. No Bank Investor may assign all or a portion of its interest in the Net Investment or in the Receivables, Collections, Related Security and Proceeds with respect thereto and its rights and obligations hereunder to any Person unless approved in writing by the Administrative Agent, such approval not to be unreasonably withheld. In the case of an assignment by any Bank Investor to another Person, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement in substantially the form of Exhibit G attached hereto, duly executed, assigning to the assignee a pro rata interest in the applicable Net Investment and also in the Receivables, Collections, Related Security and Proceeds with respect thereto and the assignor’s rights and obligations hereunder and the assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Administrative Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party, and (ii) the assignor shall relinquish its rights with respect to such interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless the Administrative Agent, on behalf of the related Class Conduit, and the Transferor (except that the Transferor’s consent shall not be required for an assignment by Bank of America to Danske Bank of a portion of its obligations as a SUSI Issuer Bank Investor under this Agreement) shall have consented thereto and a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Administrative Agent. All costs and expenses of the Administrative Agent and the applicable initial Bank Investor, as assignor, incurred in connection with any assignment hereunder shall be borne by the Transferor and not by the Administrative Agent or such initial Bank Investor. No Bank Investor, as applicable, shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the related Liquidity Provider Agreement. Notwithstanding the foregoing, the agreements set forth in Section 11.9 herein shall be continuing and shall survive any assignment pursuant to this Section 10.7(b).

(c) Effects of Assignment. By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Transferor, the Seller or the Collection Agent or the performance or observance by the Transferor, the Seller or the Collection Agent of any of their respective obligations under this Agreement, the Purchase Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the Purchase Agreement and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Administrative Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents, the Receivables, the Contracts and the Related Security; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against any Class Conduit any proceeding of the type referred to in Section 11.9 prior to the date which is one year and one day after the payment in full of all of such Class Conduit’s Commercial Paper issued by such Person.

(d) Transferor’s Obligation to Pay Certain Amounts; Additional Assignment Amount. With respect to each Class, the Transferor shall pay to the Administrative Agent, for the account of the Class Conduit for such Class, in connection with any assignment by such Class Conduit to its related Bank Investors pursuant to this Section 10.7, an aggregate amount equal to all the applicable Discount for such Class Conduit to accrue through the end of each outstanding Tranche Period for such Class Conduit (which Discount, in the case of a Class Conduit utilizing “pool” funding, shall be determined for such purpose using the CP Rate most recently determined by the applicable Class Agent) plus all other Aggregate Unpaids owing to such Person (other than the Net Investment for such Class). To the extent that such Discount relates to interest or discount on Related Commercial Paper, if the Transferor fails to make payment of such amounts at or prior to the time of assignment by such Class Conduit to its related Bank Investors such amount shall be paid by the applicable Bank Investors (in accordance with their respective Pro Rata Shares) to such Class Conduit as additional consideration for the interests assigned to such Bank Investors and the amount of the “Net Investment,” hereunder held by such Bank Investors shall be increased by an amount equal to the additional amount so paid by such Bank Investors.

(e) Payments. After any assignment by any Class Conduit to its related Bank Investors pursuant to this Section 10.7, all payments to be made hereunder by the Transferor or the Collection Agent to any Bank Investor shall be made to the Administrative Agent for the account of such Bank Investor as such account shall have been notified to the Transferor and the Collection Agent. With respect to each Class, in the event that the related Assignment Amount paid by the Bank Investors for such Class pursuant to Section 10.7(a) is less than the sum of the applicable Net Investment for such Class plus the Interest Component of all outstanding Related Commercial Paper of the related Class Conduit then to the extent payments made hereunder in respect of the Net Investment for such Class exceed the related Assignment Amount, such excess amounts shall be remitted by such Bank Investors to (or as directed by) the applicable Class Conduit.

(f) Downgrade of Bank Investor. If at any time prior to any assignment by any Class Conduit to its related Bank Investors as contemplated pursuant to this Section 10.7, the short term debt rating of any Bank Investor shall be “A-2”, “P-2” or “F-2” from Standard & Poor’s, Moody’s or Fitch, respectively, with negative credit implications (and there is no fronting arrangement or other arrangement in place which is acceptable to the Transferor and the Administrative Agent), such Bank Investor upon request of the applicable Class Agent shall, within 30 days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2”, “P-2” and “F-2” from Standard & Poor’s, Moody’s and Fitch, respectively, and which shall not be so rated with negative credit implications). If the short term debt rating of a Bank Investor shall be “A-3”, “P-3” or “F-3”, or lower, from Standard & Poor’s, Moody’s or Fitch, respectively (or such rating shall have been withdrawn by Standard & Poor’s, Moody’s or Fitch), such Bank Investor upon request of the applicable Class Agent shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution’s short term debt shall be rated at least “A-2”, “P-2” and “F-2” from Standard & Poor’s, Moody’s and Fitch, respectively, and which shall not be so rated with negative credit implications). In either such case, if any such Bank Investor shall not have assigned its rights and obligations under this Agreement within the applicable time period described above the related Class Conduit shall have the right to require such Bank Investor to accept the assignment of such Bank Investor’s Pro Rata Share of the applicable Net Investment; such assignment shall occur in accordance with the applicable provisions of this Section 10.7. Such Bank Investor shall be obligated to pay to the applicable Class Conduit in connection with such assignment, in addition to the Pro Rata Share of the applicable Net Investment an amount equal to the interest component of the outstanding Commercial Paper issued to fund the portion of the applicable Net Investment being assigned to such Bank Investor as reasonably determined by the applicable Class Agent. In addition, such Bank Investor shall pay to the applicable Class Agent the amount (the “Unused Commitment Amount”) of any unused Commitment of such downgraded Bank Investor. The applicable Class Agent shall deposit such Unused Commitment Amount in an account of such Class Agent’s name, and shall apply such amounts to fund such Bank Investor’s Pro Rata Share of any Incremental Transfer required to be funded by such Bank Investors subject to the terms and conditions hereof. The proceeds of such account shall be invested in Eligible Investments and any investment income with respect thereto shall be paid to the applicable Bank Investor on a monthly basis. All amounts remaining in such account shall be released to such Bank Investor on the Business Day immediately following the earliest of: (x) the effective date of any replacement of such Bank Investor or removal thereof as a party to this Agreement, (y) the date on which such Bank Investor shall furnish the applicable Class Agent with evidence that its short term debt rating is higher than “A-2”, “P-2” or “F-2” from Standard & Poor’s, Moody’s and Fitch, respectively, and (z) the applicable Termination Date (except for a Reinvestment Termination Date). Notwithstanding anything contained herein to the contrary, upon any such assignment to a downgraded Bank Investor as contemplated pursuant to the immediately preceding sentence, the aggregate available amount of the Aggregate Facility Limit, solely as it relates to new Incremental Transfers by any Class Conduit shall be reduced by the amount of unused Commitment of such downgraded Bank Investor; it being understood and agreed, that nothing in this sentence or the two preceding sentences shall affect or diminish in any way any such downgraded Bank Investor’s Commitment to the Transferor or such downgraded Bank Investor’s other obligations and liabilities hereunder and under the other Transaction Documents.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Term of Agreement. This Agreement shall terminate on the date following all of the Termination Dates upon which the Aggregate Net Investment has been reduced to zero, all accrued Discount and all Servicing Fees have been paid in full, and all other Aggregate Unpaids have been paid in full, in each case, in cash; provided, however, that (i) the rights and remedies of each Class Agent, the Class Investors and the Administrative Agent with respect to any representation and warranty made or deemed to be made by the Transferor pursuant to this Agreement, (ii) the indemnification and payment provisions of Article VIII, (iii) Tech Data’s obligations under Article IX and (iv) the agreements set forth in Section 11.8 and 11.9 hereof, shall be continuing and shall survive any termination of this Agreement.

Section 11.2 Waivers; Amendments. (a) No failure or delay on the part of any Class Agent, the Administrative Agent or any Class Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Transferor, the Administrative Agent, each Class Conduit (so long as such Class Conduit holds any portion of the Transferred Interest), each Class Agent and the Majority Investors; provided, that no such amendment or waiver shall, without the prior written consent of all Bank Investors, amend, modify or waive any provision of this Agreement in any way which would reduce or impair Collections or the payment of the applicable Net Investment, Discount or fees payable hereunder to the Bank Investors; provided further, that no such amendment or waiver shall, without the prior written consent of each Bank Investor directly affected thereby, amend, modify or waive any provision of this Agreement in any way which would (A) increase the Servicing Fee (other than as permitted pursuant to Section 6.2(b)), (B) modify any provision of this Agreement or the Purchase Agreement relating to the timing of payments required to be made by the Transferor or the Seller or the application of the proceeds of such payments, (C)permit the appointment of any Person (other than the Administrative Agent) as successor Collection Agent, or (D) release any property from the lien provided by this Agreement (other than as expressly contemplated herein). Notwithstanding the foregoing, the Administrative Agent, the Transferor, Tech Data and the applicable Class Conduit and Bank Investor(s) may amend this Agreement to (A) increase the dollar amount of any Bank Investor’s Commitment (and similarly increase the Facility Limit and the Maximum Net Investment) or (B) increase the Facility Limit (and similarly increase the Maximum Net Investment) by adding a financial institution as a Bank Investor party hereto; provided, that in each case after giving effect to any such amendment the aggregate of the respective Bank Investors’ Commitment at least equals the applicable Facility Limit. In addition, notwithstanding anything to the contrary herein (but subject to the first, second and third provisions set forth in this Section 11.2(b)), this Agreement may be amended by the Transferor, the Collection Agent and the Administrative Agent solely for the purpose of adding an additional Class (which addition may result in an increased Facility Limit and Maximum Net Investment and changes to any definitions or terms of this Agreement which are specific to one or more particular Classes).

(c) In addition to the provisions set forth in Section 11.2(b) in respect of increasing any applicable Maximum Net Investment, Facility Limit or Commitment, the Transferor may make a written request to one or more Classes, within each Class to their respective Class Agent, Class Conduit and Bank Investor(s), to increase the Maximum Net Investment, the Facility Limit and/or the Bank Investors’ Commitment for such Class. Any such request shall (i) set forth with specificity the dollar amounts of the requested increases and the requested date of the effectiveness of such increases, (ii) specifically state that upon acceptance of such request by the applicable Class Agent, Class Conduit and Bank Investor(s) this Agreement shall be deemed to have been amended and supplemented to reflect the increased Maximum Net Investment and Facility Limit in respect of the applicable Class and Commitment of the Bank Investor(s) in such Class, and (iii) be signed by the Transferor and the Collection Agent. Any Class Agent, Class Investor and/or Bank Investor(s) to which any such request is made may, in their sole and absolute discretion, agree to any such request, and if accepted, such request shall be accepted within a period of five (5) Business Days and upon such acceptance this Agreement shall be supplemented by a writing signed by the applicable Class Agent(s), Bank Investor(s) and Class Conduit(s) setting forth the new Maximum Net Investment, Facility Limit and/or Commitment for each applicable Class and the effective date of any such increase, provided, however, that with respect to any Class, the Facility Limit for such Class shall not at any time exceed the aggregate Commitments for the Bank Investor(s) in such Class. The parties hereto agree that upon the execution of any such supplement, this Agreement shall be deemed amended as provided by such supplement and shall be binding on the parties hereto as so supplemented. Unless otherwise agreed, the terms of any fee letter in effect between the Transferor, the Collection Agent and the applicable Class Conduit(s), Class Agent(s) and/or Bank Investor(s) shall continue in effect with respect to any such increased amounts. In connection with the effectiveness of any such supplement, the Transferor shall deliver an opinion of counsel reasonably acceptable to the applicable Class Agent(s) in respect of corporate matters and the enforceability of this Agreement, as so supplemented, against the Collection Agent and the Transferor.

Section 11.3 Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telex, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.3 and confirmation is received, (ii) if given by mail 3 Business Days following such posting, postage prepaid, U.S. certified or registered, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 11.3. However, anything in this Section 11.3 to the contrary notwithstanding, the Transferor hereby authorizes a Class Conduit to effect Transfers, the Tranche Periods and the Tranche Rates selections based on telephonic notices made by any Person which such Class Conduit in good faith believes to be acting on behalf of the Transferor. The Transferor agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an authorized officer of Transferor (which confirmation the Administrative Agent shall forward to the applicable Class Agent). However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by any Class Conduit the records of such Class Conduit shall govern absent manifest error.

If to YC SUSI Trust:

YC SUSI Trust

c/o Bank of America, National Association,

as Administrative Trustee

214 North Tryon Street, 19th Floor

NC1-027-19-01

Charlotte, NC 28255

Telephone:    (704) 386-7922

Facsimile:     (704) 386-9169

(with a copy to the Administrative Agent)

If to Liberty:

Liberty Street Funding Corp.

c/o Global Securitization Services, LLC

114 West 47th St., Suite 1715

New York, New York 10036

Attention: Andrew L. Stidd

Telephone: (212) 302-5151

Telecopy:   (212) 302-8767

with a copy to:

The Bank of Nova Scotia

One Liberty Plaza

New York, New York 10006

Attention: Richard D. Garritt

Telephone: (212) 225-5000

Telecopy:   (212) 225-5090

If to Falcon:

Falcon Asset Securitization LLC

c/o Asset Backed Finance

Suite IL1-0594

Chicago, Illinois 60670

Telecopy No.: (312) 732-1844

with a copy to:

JPMorgan Bank, N.A.

10 South Dearborn

Suite IL1-0079

Chicago, Illinois 60603

Telecopy No.: (312) 732-1844

If to the Transferor:

Tech Data Finance SPV, Inc.

1655 N. Main Street, Suite 295

Walnut Creek, California 34596

Telephone: (925) 933-6390

Telecopy:   (925) 933-6390

If to Tech Data:

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Attention: Treasurer

Telephone: (727) 539-7429

Telecopy:   (727) 538-5860

(with a copy to General Counsel)

Telecopy: (727) 538-7803

If to the Administrative Agent:

Bank of America, National Association

214 North Tryon Street

NCI – 027 – 19 – 01

Charlotte, North Carolina 28255

Attention: ABCP Conduit Group

Telephone: (704) 386-7922

Facsimile:  (704) 386-9169

If to the Bank Investors, at their respective addresses set forth on the signature pages hereto or of the Assignment and Assumption Agreement pursuant to which it became a party hereto.

Section 11.4 Governing Law; Submission to Jurisdiction; Integration.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Transferor hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 11.4 shall affect the right of any Class Investor to bring any action or proceeding against the Transferor or its property in the courts of other jurisdictions.

(b) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 11.5 Severability; Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Execution and delivery of this Agreement may be made by facsimile. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.6 Successors and Assigns.

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Transferor may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Administrative Agent and the Majority Investors. No provision of this Agreement shall in any manner restrict the ability of any Class Conduit to assign, participate, grant security interests in, or otherwise transfer any portion of the Transferred Interest held by it.

(b) The Transferor hereby agrees and consents to the assignment by any Class Conduit from time to time of all or any part of its rights under, interest in and title to this Agreement and the Transferred Interest held by it to any related Liquidity Provider. In addition, the Transferor hereby consents to and acknowledges the assignment by any Class Conduit of all of its rights under, interest in and title to this Agreement and the Transferred Interest held by it to the related Collateral Agent.

(c) Without limiting the foregoing, any Class Conduit may, from time to time, with prior or concurrent notice to Transferor and Collection Agent, in one transaction or a series of transactions, assign all or a portion of its Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by such Class Conduit to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of such Net Investment, (ii) the related administrative or managing agent for such Conduit Assignee will act as the Class Agent for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the applicable Class Agent hereunder or under the other Transaction Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to such Class Conduit and its Liquidity Support Provider(s) and Credit Support Provider(s), respectively, herein and in the other Transaction Documents (including, without limitation, any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of such Class Conduit’s obligations, if any, hereunder or any other Transaction Document, and such Class Conduit shall be released from such obligations, in each case to the extent of such assignment, and the obligations of such Class Conduit and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of such Net Investment shall be made to the applicable agent or administrative agent, as applicable, on behalf of such Class Conduit and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of such Net Investment funded with commercial paper issued by such Class Conduit from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to such Class Conduit on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than such Class Conduit), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Administrative Agent or the agent or administrative agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Administrative Agent or such agent or administrative agent may reasonably request to evidence and give effect to the foregoing. No Assignment by such Class Conduit to a Conduit Assignee of all or any portion of its Net Investment shall in any way diminish the related Bank Investors’ obligation under Section 10.7 to fund any Incremental Transfer not funded by such Class Conduit or such Conduit Assignee or to acquire from such Class Conduit or such Conduit Assignee all or any portion of the applicable Net Investment.

(d) Federal Reserve. Notwithstanding ~~anything to the contrary in~~ any other provision of this Agreement, any Bank Investor may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Transferred Interest and ~~any~~all rights to payment of capital and yield in respect of the Transferred Interest) under this Agreement and the other Transaction Documents to secure obligations of such Bank Investor to a Federal Reserve Bank, the U.S. Treasury or the Federal Deposit Insurance Corporation, without notice to or consent of the Transferor, the Administrative Agent any other Person; provided, however, that no such pledge or grant of a security interest shall release ~~a~~ any Bank Investor from any of its obligations hereunder~~,~~ or substitute any such pledgee or grantee for such Bank Investor as a party hereto.

Section 11.7 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Class Investors and the Class Agents agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) among the Administrative Agent and the Bank Investors only, and in respect of Information relating to the Collection Agent’s servicing hereunder and the Receivables (including information relating to defaults, delinquencies, collection, payment and/or liquidation rates and concentrations), to any party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any potential Bank Investor, any related commercial paper issuer that finances a Class Conduit, any related Liquidity Provider or any related Credit Support Provider in relation to this Agreement, (g) solely in respect of Information relating to the Collection Agent’s servicing hereunder and the Receivables (including information relating to defaults, delinquencies, collection, payment and/or liquidation rates and concentrations), to any nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction), (h) with the consent of the Collection Agent or the Transferor or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Class Investor, Class Agent or any of their respective Affiliates on a nonconfidential basis from a source other than the Collection Agent or the Transferor.

For purposes of this Section, “Information” means all information received from the Collection Agent or the Transferor relating to the Collection Agent or the Transferor or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Class Investor or Class Agent on a nonconfidential basis prior to disclosure by the Collection Agent or the Transferor, provided that, in the case of information received from the Collection Agent or the Transferor after the date of Amendment Number 10 to this Agreement, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Class Investors and the Class Agents acknowledges that (a) the Information may include material non-public information concerning the Collection Agent or the Transferor, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 11.8 Confidentiality Agreement. The Transferor and Tech Data hereby agree that they will not disclose the contents of this Agreement or any other proprietary or confidential information of any Class Agent, the Class Conduits, the Administrative Agent, any Bank Investor, the Collateral Agent, any related Liquidity Provider or any related Credit Support Provider to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized rating agency, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by applicable law or order of a court of competent jurisdiction. ~~Anything herein~~Notwithstanding Section 11.7, this Section 11.8 or any provision in this Agreement to the contrary ~~notwithstanding~~, the Transferor, the Collection Agent, Tech Data, each Class Investor, each Class Agent, the Administrative Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

Section 11.9 No Bankruptcy Petition Against any Class Conduit. Each party hereto hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of any Class Conduit (or any related commercial paper issuer that finances the Class Conduit), it will not institute against, or join any other Person in instituting against, such Class Conduit (or such related issuer) any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 11.10 No Recourse Against Stockholders, Officers or Directors. Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Class Conduit (or any related commercial paper issuer that finances the Class Conduit) under this Agreement and all other Transaction Documents are solely the corporate obligations of such Class Conduit (or such related issuer) and shall be payable solely to the extent of funds received from the Transferor in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper of the applicable Class Conduit (or its related issuer). No recourse under any obligation, covenant or agreement of any Class Conduit (or its related issuer) contained in this Agreement shall be had against such Class Conduit’s (or such related issuer’s) Corporate Services Provider (or any Affiliate thereof), or any stockholder, employee, officer, director or incorporator of any Class Conduit (or its related issuer) or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Class Conduit (or its related issuer), and that no personal liability whatsoever shall attach to or be incurred by the Corporate Services Provider (or any Affiliate thereof), or the stockholder, employee, officer, director or incorporator of any Class Conduit (or its related issuer) or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of any Class Conduit (or its related issuer) contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Class Conduit (or its related issuer) of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of the Corporate Services Provider (or any Affiliate thereof) and every such stockholder, employee, officer, director or incorporator of a Class Conduit (or its related issuer) or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that a Class Conduit (or its related issuer) shall be considered to be an Affiliate of the Corporate Services Provider; and provided, further, that this Section 11.2 shall not relieve any such stockholder, employee, officer, director or incorporator of any Class Conduit (or its related issuer) or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

Section 11.11 Characterization of the Transactions Contemplated by the Agreement. It is the intention of the parties that the transactions contemplated hereby constitute the sale of the Transferred Interest, conveying good title thereto free and clear of any Adverse Claims to the Administrative Agent, on behalf of the Class Investors, and that the Transferred Interest not be part of the Transferor’s estate in the event of an insolvency. If, notwithstanding the foregoing, the transactions contemplated hereby should be deemed a financing, the parties intend that the Transferor shall be deemed to have granted to the Administrative Agent, on behalf of the Class Investors, and the Transferor hereby grants to the Administrative Agent, on behalf of the Class Investors, a first priority perfected security interest in all of the Transferor’s right, title and interest in, to and under the Receivables, together with Related Security and Collections with respect thereto, and that this Agreement shall constitute a security agreement under applicable law. The Transferor hereby grants a security interest in and assigns to the Administrative Agent, on behalf of the Class Investors, all of its rights and remedies under the Purchase Agreement with respect to the Receivables and with respect to any obligations thereunder of Tech Data with respect to the Receivables.

Section 11.12 Optional Reconveyance of All Receivables. The Transferor shall have the option at any time to require the Administrative Agent, on behalf of the Class Investors, as applicable, to reconvey all of its interest in the Receivables to the Transferor subject to the following terms and conditions: (a) the Transferor shall give the Administrative Agent and each Class Agent not less than 10 Business Days notice of the Transferor’s exercise of this option and (b) simultaneously with the reconveyance by the Administrative Agent to the Transferor of the Administrative Agent’s interest in the Receivables, the Transferor shall pay to the Administrative Agent, for the benefit of the applicable Class Investors, an amount equal to the Aggregate Net Investment plus all discount accrued and to accrue on the Class Conduit’s (or, if a related commercial paper issuer finances the Class Conduit, the related issuer’s) Related Commercial Paper to maturity, together with any other costs associated with the receipt by each Class Conduit (or its related issuer) of its Net Investment on a day other than the last day of an applicable Tranche Period along with any other amounts owing hereunder to the Class Investors by the Transferor.

Section 11.13 Mandatory Reconveyance of Certain Receivables. The Administrative Agent, on behalf of the Class Investors, as applicable, upon each occasion on which the Transferor shall be required to reconvey any Receivables to Tech Data pursuant to Section 7.2(a) of the Purchase Agreement, shall be considered to have reconveyed and does hereby reconvey to the Transferor such Receivables (including the Transferred Interest therein) and upon such reconveyance, hereby terminates its interest in any such Receivables; provided that no such reconveyance by the Administrative Agent shall occur or be deemed to have occurred if (a) any Event of Termination shall have occurred and be continuing hereunder or (b) Tech Data shall not have contemporaneously with such reconveyance sold to the Transferor a substitute receivable as described in Section 7.2(b) of the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Transfer and Administration Agreement as of the day first written above.

TECH DATA FINANCE SPV, INC., as Transferor

By:
Name:
Title:

TECH DATA CORPORATION, as Collection Agent

By:
Name:
Title:

YC SUSI TRUST

By:
Name:
Title:

LIBERTY STREET FUNDING CORP.

By:
Name:
Title:

FALCON ASSET SECURITIZATION CORPORATION

By:
Name:
Title:

Commitment $~~51~~102,000,000	BANK OF AMERICA, NATIONAL ASSOCIATION, as Administrative Agent, SUSI Issuer Agent and as a SUSI Issuer Bank Investor

By:
Name:
Title:

Commitment $~~51~~102,000,000	THE BANK OF NOVA SCOTIA, as Liberty Agent and as a Liberty Bank Investor

By:
Name:
Title:

Commitment $~~51~~102,000,000	JPMORGAN CHASE BANK, N.A, as Falcon Agent and as a Falcon Bank Investor

By:
Name:
Title:

ANNEX 1

CP Rate Definition for SUSI Issuer

“CP Rate” shall mean for any CP Tranche Period, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Commercial Paper that is allocated, in whole or in part, to fund the SUSI Issuer’s Net Investment (and which may also be allocated in part to the funding of other assets of the SUSI Issuer); provided, however, that if any component of such rate described above is a discount rate in calculating the CP Rate for the SUSI Issuer’s Net Investment for such CP Tranche Period, the rate used to calculate such component of such rate shall be a rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, the “weighted average cost” shall consist of (A) the actual interest rate (or discount) paid to purchasers of Commercial Paper issued by the SUSI Issuer or any related commercial paper issuer that finances the SUSI Issuer (other than the commissions of placement agents and dealers), (B) certain documentation and transaction costs associated with the issuance of such Commercial Paper, (c) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the related Class Agent on behalf of the SUSI Issuer (or its related commercial paper issuer), and (D) other borrowing by the SUSI Issuer (or its related commercial paper issuer) (other than under any program support agreement), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

ANNEX 2

CP Rate Definition for Falcon

“CP Rate” shall mean for any CP Tranche Period, unless otherwise provided for under the Transaction Documents, the sum of (i) discount or yield accrued on Falcon pooled Commercial Paper during such Tranche Period, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such pooled Commercial Paper for such Tranche Period plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Falcon pooled Commercial Paper for such Tranche Period, minus (iv) any accrual of income net of expenses received during such Tranche Period from investment of collections received under all receivable purchase facilities funded substantially with Falcon pooled Commercial Paper, minus (v) any payment received during such Tranche Period net of expenses in respect of broken funding costs related to the prepayment of any portion of the Net Investment of Falcon pursuant to the terms of any receivable purchase facilities funded substantially with pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request from Falcon any Incremental Transfer during any period of time determined by the Class Agent in its sole discretion to result in an incrementally higher CP Rate applicable to such Incremental Transfer, the Net Investment associated with any such Incremental Transfer shall, during such period, be deemed to be funded by Falcon in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Rate applicable only to such special pool and charged each day during such period against such Net Investment.

ANNEX 3

CP Rate Definition for Liberty

“CP Rate” shall mean for any CP Tranche Period, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Commercial Paper that is allocated, in whole or in part, to fund Liberty’s Net Investment (and which may also be allocated in part to the funding of other assets of Liberty); provided, however, that if any component of such rate described above is a discount rate in calculating the CP Rate for Liberty’s Net Investment for such CP Tranche Period, the rate used to calculate such component of such rate shall be a rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, the “weighted average cost” shall consist of (A) the actual interest rate (or discount) paid to purchasers of Commercial Paper issued by Liberty (other than the commissions of placement agents and dealers), (B) certain documentation and transaction costs associated with the issuance of such Commercial Paper, (C) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the related Class Agent on behalf of Liberty, and (D) other borrowing by Liberty (other than under any program support agreement), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

i

	ARTICLE V

	COVENANTS

Section 5.1	Affirmative Covenants of Transferor	54
Section 5.2	Negative Covenants of Transferor	58
Section 5.3	Affirmative Covenants of Tech Data	60
Section 5.4	Negative Covenants of Tech Data	64
Section 5.5	Financial Covenants of the Collection Agent	66

	ARTICLE VI

	ADMINISTRATION AND COLLECTIONS

Section 6.1	Appointment of Collection Agent	66
Section 6.2	Duties of Collection Agent	67
Section 6.3	Rights After Designation of New Collection Agent	68
Section 6.4	Responsibilities of the Transferor and Tech Data	69

	ARTICLE VII

	TERMINATION EVENTS

Section 7.1	Termination Events	69
Section 7.2	Termination	72

	ARTICLE VIII

	INDEMNIFICATION; EXPENSES; RELATED MATTERS

Section 8.1	Indemnities by the Transferor	72
~~Section 8.2~~	~~Indemnity for Taxes, Reserves and Expenses~~
Section 8.2	Increased Cost and Reduced Return	74
Section 8.3	Other Costs, Expenses and Related Matters	75
Section 8.4	Reconveyance Under Certain Circumstances	76
Section 8.5	Indemnities by Tech Data	76
Section 8.6	Accounting Based Consolidation Event	76

	ARTICLE IX

	THE CLASS AGENTS

Section 9.1	Authorization and Action	78
Section 9.2	Class Agent’s Reliance, Etc.	78
Section 9.3	Credit Decision	79
Section 9.4	Indemnification of the Class Agents	79
Section 9.5	Successor Class Agent	79
Section 9.6	Payments by the Class Agents	80

ii

iii

TRANSFER AND ADMINISTRATION AGREEMENT

among

YC SUSI TRUST,

LIBERTY STREET FUNDING CORP.,

FALCON ASSET SECURITIZATION COMPANY LLC,

TECH DATA FINANCE SPV, INC.,

as Transferor

and

TECH DATA CORPORATION,

as Collection Agent

THE BANK OF NOVA SCOTIA,

as a Liberty Bank Investor

JPMORGAN CHASE BANK, N.A.,

as a Falcon Bank Investor

and

BANK OF AMERICA, NATIONAL ASSOCIATION,

as Administrative Agent, an SUSI Issuer Bank Investor and Lead Arranger

Dated as of May 19, 2000

(composite through Amendment ~~15~~16, dated as of ~~October 15, 2010~~August 31, 2011)